                                                                    EXHIBIT 99.2

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

                                   RESTATEMENT

     Subsequent to the issuance of our financial statements as of and for the year ended December 31, 2001, we identified four natural gas financial swap transactions that should not have been recorded in our records. We have concluded, based on the offsetting nature of the transactions and manner in which the transactions were documented, that none of the transactions should have been given accounting recognition. We previously accounted for these transactions in our financial statements as a reduction in revenues in December 2000 and an increase in revenues in January 2001, with the effect of decreasing net income in the fourth quarter of 2000 and increasing net income in the first quarter of 2001, in each case by $20.0 million pre-tax ($12.7 million after-tax) and the effect of increasing basic and diluted earnings per share by $0.05 in the first quarter of 2001. There were no cash flows associated with the transactions.

     Also, subsequent to the issuance of our financial statements for 2001 and for the first three quarters of 2002, we determined that we had incorrectly calculated the amount of hedge ineffectiveness for 2001 and the first three quarters of 2002 for hedging instruments entered into prior to the adoption of SFAS No. 133. These hedging instruments included long-term forward contracts for the sale of power in the California market through December 2006. The amount of hedge ineffectiveness for these forward contracts was calculated using the trade date. However, the proper date for the hedge ineffectiveness calculation is hedge inception, which for these contracts was deemed to be January 1, 2001, concurrent with the adoption of SFAS No. 133. These errors in accounting for hedge ineffectiveness resulted in an understatement of revenues of $28.7 million ($18.6 million after-tax) and earnings per share of $0.07 in 2001.

     The consolidated financial statements for 2000 and 2001 have been restated from amounts previously reported to remove the effects of the four natural gas swap transactions from 2000 and 2001 and to correctly account for the amount of hedge ineffectiveness in 2001. The following discussion and analysis has been modified for the restatement. A summary of the principal effects of the restatement on our consolidated financial statements for 2000 and 2001 are set forth in note 1 to our consolidated financial statements.

                                    OVERVIEW

     We provide electricity and energy services with a focus on the competitive retail and wholesale segments of the electric power industry in the United States. We have built a portfolio of electric power generation facilities, through a combination of acquisitions and development that are not subject to traditional cost-based regulation; therefore, we can generally sell electricity at prices determined by the market, subject to regulatory limitations. We trade and market electricity, natural gas, natural gas transportation capacity and other energy-related commodities. We also optimize our physical assets and provide risk management services for our asset portfolio. In March 2003, we decided to exit our proprietary trading activities and liquidate, to the extent practicable, our proprietary positions. Although we are exiting the proprietary trading business, we have existing positions, which will be closed as economically feasible or in accordance with their terms. We will continue to engage in hedging activities related to our electric generating facilities, pipeline storage positions and fuel positions.

     In this section we discuss our results of operations on a consolidated basis and on a segment basis for each of our financial reporting segments. We also discuss liquidity and capital resources. Our segments include retail energy, wholesale energy and other operations. For segment reporting information, see note 20 to our consolidated financial statements. For a discussion of our European energy operations, formerly a financial reporting segment but now classified as discontinued operations, see below and note 23 to our consolidated financial statements for further discussion.

     In February 2002, we acquired all of the outstanding shares of common stock of Orion Power for an aggregate purchase price of $2.9 billion and we assumed $2.4 billion in debt obligations. For additional information regarding our acquisition of Orion Power, see note 5(a) to our consolidated financial statements.

     In May 2001, we offered 59.8 million shares of our common stock to the public at an IPO price of $30 per share and received net proceeds of $1.7 billion. Pursuant to a master separation agreement between CenterPoint and

Reliant Resources, we used $147 million of the net proceeds to repay certain indebtedness owed to CenterPoint. On September 30, 2002, the Distribution was completed. The Distribution completed our separation from CenterPoint. In connection with our anticipated separation from CenterPoint, CenterPoint contributed to us effective December 31, 2000, our wholesale, retail and other operations. Through December 31, 2000, CenterPoint and its direct and indirect subsidiaries conducted these operations. For additional information regarding this contribution from CenterPoint and agreements with CenterPoint entered into as a part of CenterPoint's business separation plan, see notes 3 and 4 to our consolidated financial statements.

     The financial information for the year ended December 31, 2000 discussed in this Exhibit 99.2 of this Form 8-K is derived from the consolidated historical financial statements of CenterPoint, which include the results of operations for all of CenterPoint's businesses, including those businesses which we do not own. Therefore, in order to prepare our financial statements for 2000, contained in this Form 8-K and discussed in this Exhibit 99.2, we carved out the results of operations of the businesses that we own from CenterPoint's consolidated historical financial statements. Accordingly, the results of operations discussed herein for such years include only revenues and costs directly attributable to the businesses we own and operate. Some of these costs are for facilities and services provided by CenterPoint and for which our operations have historically been charged based on usage or other allocation factors. We believe these allocations are reasonable, but they are not necessarily indicative of the expenses that would have resulted if we had actually operated independently of CenterPoint. We may experience changes in our cost structure, funding and operations as a result of our separation from CenterPoint, including increased costs associated with reduced economies of scale, and increased costs associated with being a publicly traded, independent company. We cannot predict, with any certainty, the actual amount of increased costs we may incur, if any.

     During 2002, the following factors, among others, negatively impacted our business:

     o    weaker pricing for electric energy, capacity and ancillary services;

     o narrowing of the spark spread in most regions of the United States in which we operate generation facilities;

     o    market contraction;

     o    reduced liquidity in the United States power market; and

     o downgrades in our credit ratings to below investment grade by each of the major rating agencies.

     We expect these weak conditions to persist through 2003. However, in the next few years we anticipate that supply surpluses will begin to tighten, regulatory intervention will become more balanced and as a result prices will improve for electric energy, capacity and ancillary services. This view is consistent with our fundamental belief that long run market prices must reach levels sufficient to support an adequate rate of return on the construction of new generation. However, if in the long term the current weak environment persists, we could have significant impairments of our property, plant and equipment and goodwill which, in turn, could have a material adverse effect on our results of operations.

     In addition, our operations are impacted by changes in commodities other than electric energy, in particular by changes in natural gas prices. During the first quarter of 2003, there was significant volatility in the natural gas market. As a result, we realized a trading loss related to certain of our natural gas trading positions of approximately $80 million pre-tax in the first quarter of 2003. Our wholesale energy segment's results from its unhedged coal-fired generation capacity in the Mid-Atlantic region are impacted by natural gas prices as electric energy prices are affected by changes in natural gas prices and coal prices are substantially uncorrelated to gas prices. In addition, we can optimize the fuel costs of our dual fuel generating assets by running the most cost-efficient fuel. Our retail energy segment can also be impacted by changes in natural gas prices. The PUCT's regulations allow an affiliated retail electric provider to adjust the wholesale energy supply cost component or "fuel factor," included in its price to beat based on a percentage change in the forward price of natural gas. An affiliated retail electric provider may request that its price to beat fuel factor be adjusted twice a year. We cannot estimate with any certainty the magnitude and timing of future adjustments required, if any, or the impact of such adjustments on our headroom.

For additional information regarding adjustments to our price to beat fuel factor, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - EBIT by Business Segment." To the extent there are future changes in natural gas prices, our results of operations, financial condition and cash flows will be affected.

     In February 2003, we signed a share purchase agreement to sell our European energy operations to Nuon, a Netherlands-based electricity distributor. We recognized an estimated loss on disposition of $384 million in the first quarter of 2003 in connection with the anticipated sale. We do not anticipate that there will be a Dutch or United States income tax benefit realized by us as a result of this loss. We will recognize contingent payments, if any, in earnings upon receipt. In the first quarter of 2003, we began to report the results of our European energy operations as discontinued operations in accordance with SFAS No. 144 and accordingly, reclassified prior period amounts. For further discussion of the sale, see note 23 to our consolidated financial statements.

                       CONSOLIDATED RESULTS OF OPERATIONS

     The following table provides summary data regarding our consolidated results of operations for 2000, 2001 and 2002:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------------
                                                                               2000              2001             2002
                                                                           ------------      ------------     ------------
                                                                                             (IN MILLIONS)
Operating revenues (1) ...............................................     $      2,930      $      5,885     $     10,926
Operating expenses ...................................................            2,561             5,180           10,442
                                                                           ------------      ------------     ------------
Operating income .....................................................              369               705              484
Other (expense) income, net ..........................................             (124)               50             (216)
Income tax expense ...................................................              102               292              121
                                                                           ------------      ------------     ------------
Income from continuing operations ....................................              143               463              147
Income (loss) from discontinued operations, net of tax ...............               80                97             (473)
                                                                           ------------      ------------     ------------
Income (loss) before cumulative effect of accounting changes .........              223               560             (326)
Cumulative effect of accounting changes, net of tax ..................               --                 3             (234)
                                                                           ------------      ------------     ------------
Net income (loss) ....................................................     $        223      $        563     $       (560)
                                                                           ============      ============     ============

----------

(1) Operating revenues reflect trading activities on a net basis as described in notes 2(d), 2(t) and 7 to our consolidated financial statements.

2002 COMPARED TO 2001

     Net Income. We reported a $(560) million consolidated net loss, or $(1.92) loss per diluted share, for 2002 compared to $563 million in consolidated net income, or $2.03 earnings per diluted share, for 2001. The 2001 results included a cumulative effect of accounting change of $3 million, net of tax, related to the adoption of SFAS No. 133. For additional discussion of the adoption of SFAS No. 133, see note 7 to our consolidated financial statements. The 2002 results included a cumulative effect of accounting change of $(234) million, net of tax, related to the adoption of SFAS No. 142. For additional discussion of the adoption of SFAS No. 142, see note 6 to our consolidated financial statements. Our consolidated (loss) income, before cumulative effect of accounting change, was $(326) million for 2002 compared to $560 million for 2001. The $886 million decrease was primarily due to the following:

     o    a $849 million decrease in EBIT from our wholesale energy segment;

     o a $570 million decrease in income/loss from discontinued operations, which includes a $482 million goodwill impairment recorded in the fourth quarter of 2002;

     o a $252 million increase in net interest expense, including interest related to advances to affiliated companies;

     o a total of $32 million pre-tax impairment losses ($30 million after-tax) on venture capital investments in 2002 coupled with a $14 million decrease in gains on investments from $23 million in 2001 to $9 million in 2002 of our other operations segment; and

     o    changes in our effective tax rate, which are further discussed below.

     The above items were partially offset by:

     o    a $534 million increase in EBIT from our retail energy segment;

     o $54 million in pre-tax disposal charges and impairments of goodwill and fixed assets related to exiting our communications business recorded in 2001 by our other operations segment; and

     o a $53 million decrease in charges incurred relating to the redesign and settlement of some of CenterPoint's benefit plans related to our separation from CenterPoint.

     EBIT. For an explanation of changes in EBIT, see "- EBIT by Business Segment."

     Interest Expense. We incurred $234 million of net interest expense in 2002 compared to $18 million of net interest income for 2001. The $252 million increase in net interest expense in 2002 as compared to 2001 resulted primarily from a $251 million increase in interest expense to third parties, net of interest expense capitalized on projects, primarily as a result of higher levels of borrowings related to the acquisition of Orion Power in February 2002 and to a lesser extent, an increase in interest rates due to downgrades in our credit ratings. The decrease of $7 million in interest income on net advances to affiliated companies in 2002 as compared to 2001 resulted primarily from decreased net advances of excess cash to a subsidiary of CenterPoint during 2002. This was partially offset by interest expense incurred prior to the conversion into equity of $1.7 billion of debt owed to CenterPoint and its subsidiaries in connection with the completion of our IPO in 2001.

     Income Tax Expense. Our deferred income taxes are calculated using the liability method of accounting, which measures deferred income taxes for all significant income tax temporary differences. Prior to the Distribution, we calculated our income tax provision on a separate return basis under a tax sharing agreement with CenterPoint. Our current federal and some state income taxes were payable to or receivable from CenterPoint prior to the Distribution. During 2001, our effective tax rate was 38.7%. During 2002, our effective tax rate was 45.3%. Our reconciling items from the federal statutory rate of 35% to the effective tax rate totaled $27.6 million and $27.9 million for 2002 and 2001, respectively. The items impacting the reconciling items from 2002 to 2001 primarily related to the following:

     o an increase in valuation allowances primarily due to the impairment of certain venture capital investments in 2002; and

     o an increase in state income taxes primarily resulting from our retail energy segment's operations in 2002 and the impact of the Orion Power acquisition in February 2002, partially offset by New York state income tax credits.

     The above items were partially offset by the impact of the cessation of goodwill amortization in 2002 (see note 6 to our consolidated financial statements).

     Subsequent to the Distribution, we ceased being a member of the CenterPoint consolidated tax group. This separation could have future income tax implications for us. Our separation from the CenterPoint consolidated tax group changed our overall future income tax posture. As a result, we could be limited in our future ability to effectively use future tax attributes. We have agreed with CenterPoint that we may carry back net operating losses we generate in our tax years after deconsolidation to tax years when we were part of the CenterPoint consolidated tax group subject to CenterPoint's consent and any existing statutory carryback limitations. CenterPoint has agreed not to unreasonably withhold such consent.

2001 COMPARED TO 2000

     Net Income. We reported $563 million of consolidated net income, or $2.03 earnings per diluted share, for 2001 compared to $223 million for 2000. The 2001 results included a cumulative effect of accounting change of $3 million, net of tax, related to the adoption of SFAS No.133. Our consolidated income before cumulative effect of accounting changes was $560 million for 2001 compared to $223 million for 2000. The increase of $337 million was primarily due to the following:

     o    a $351 million increase in EBIT from our wholesale energy segment;

     o a $181 million decrease in net interest expense primarily related to debt with affiliated companies;

     o a $57 million decrease in loss before interest and taxes from our retail energy segment;

     o    a $17 million increase in income from discontinued operations;

     o    a decrease in our effective tax rate, as further discussed below; and

     o a $27 million pre-tax impairment loss on marketable equity securities classified as "available-for-sale" in 2000 coupled with an increase in gains on investments from $5 million in 2000 to $23 million in 2001 of our other operations segment.

The above items were partially offset by the following:

     o a $100 million pre-tax, non-cash charge relating to the redesign of some of CenterPoint's benefit plans in anticipation of our separation from CenterPoint; and

     o $54 million in pre-tax disposal charges and impairments of goodwill and fixed assets related to the exiting of our communications business in 2001.

     EBIT. For an explanation of changes in EBIT, see "- EBIT by Business Segment."

     Interest Expense. We incurred $18 million of net interest income during 2001 compared to $163 million in net interest expense in 2000. The $181 million decrease in net interest expense in 2001 as compared to 2000 resulted primarily from the following:

     o the conversion into equity of $1.7 billion of debt owed to CenterPoint and its subsidiaries in connection with the completion of our IPO in May 2001;

     o the $1.0 billion repayment in August 2000 of debt owed to CenterPoint related to our acquisition of REMA, which is included in our Mid-Atlantic region operations, from proceeds received from the generating facilities' sale-leaseback transactions; and

     o the advancing of excess cash primarily resulting from our IPO to a subsidiary of CenterPoint.

     These decreases were slightly offset by a $9 million increase in interest expense to third parties, net of interest expense capitalized on projects, primarily as a result of higher levels of borrowings related to construction of power generation facilities and credit facility fees.

     Income Tax Expense. During 2001 and 2000, our effective tax rate was 38.7% and 41.7%, respectively. Our reconciling items from the federal statutory tax rate to the effective tax rate totaled $27.9 million and $16.5 million for 2001 and 2000, respectively. These items primarily related to state income taxes and non-deductible goodwill in both years and valuation allowances in 2000, see note 13 to our consolidated financial statements.

                            EBIT BY BUSINESS SEGMENT

     The following tables present operating income (loss) and EBIT for each of our business segments for the years ended December 31, 2000, 2001 and 2002. EBIT is the primary measure we use to evaluate the performance of our business segments. We believe EBIT is a good indicator of each business segment's operating performance. EBIT is not defined under GAAP, should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP and is not indicative of operating income from operations as determined under GAAP. Additionally, our computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate it in the same fashion. For a reconciliation of our operating income (loss) to EBIT by segment, see the related discussion by segment below.

     We historically operated in four business segments: wholesale energy, retail energy, European energy and other operations. In accordance with SFAS No. 144, our European energy operations are reported as discontinued operations as a result of the expected sale announced in February 2003. In addition, effective January 1, 2003, we began reporting our ERCOT generation facilities, which consists of seven power generation units at two facilities with an aggregate net generation capacity of 805 MW located in Texas, in our retail energy segment rather than our wholesale energy segment. We include our ERCOT generation facilities in our retail energy segment for segment reporting because energy from those assets is primarily used to serve retail energy segment customers. Reportable segments from prior periods have been reclassified to conform to the 2003 presentation.

     The following tables set forth our operating income (loss) and EBIT by segment for 2000, 2001 and 2002 reconciled to our consolidated net income
(loss):

                                                                              YEAR ENDED DECEMBER 31, 2000
                                                      ---------------------------------------------------------------------------
                                                        RETAIL         WHOLESALE         OTHER
                                                        ENERGY          ENERGY        OPERATIONS     ELIMINATIONS    CONSOLIDATED
                                                      -----------     -----------     -----------    ------------    ------------
                                                                                     (IN MILLIONS)
Total revenues ...................................    $        65     $     2,859     $         6     $        --    $     2,930
                                                      -----------     -----------     -----------     -----------    -----------
Total operating expenses .........................           (134)         (2,355)            (72)             --         (2,561)
                                                      -----------     -----------     -----------     -----------    -----------
  Operating (loss) income ........................            (69)            504             (66)             --            369
Losses from investments ..........................             --              --             (22)             --            (22)
Income of equity investments of
  unconsolidated subsidiaries ....................             --              43              --              --             43
Gain on sale of development project ..............             --              18              --              --             18
                                                      -----------     -----------     -----------     -----------    -----------
  (Loss) earnings before interest and
    income taxes .................................            (69)            565             (88)             --            408
Interest expense, net ............................                                                                          (163)
Income tax expense ...............................                                                                           102
                                                                                                                     -----------
Income from continuing operations ................                                                                           143
Income from discontinued operations, net
  of tax .........................................                                                                            80
                                                                                                                     -----------
Net income .......................................                                                                   $       223
                                                                                                                     ===========

                                                                                YEAR ENDED DECEMBER 31, 2001
                                                      ---------------------------------------------------------------------------
                                                        RETAIL         WHOLESALE         OTHER
                                                        ENERGY           ENERGY       OPERATIONS     ELIMINATIONS    CONSOLIDATED
                                                      -----------     -----------     -----------    ------------    ------------
                                                                                     (IN MILLIONS)
Total revenues ...................................    $       209     $     5,680     $        11     $       (15)   $     5,885
Total operating expenses .........................           (221)         (4,773)           (201)             15         (5,180)
                                                      -----------     -----------     -----------     -----------    -----------
  Operating (loss) income ........................            (12)            907            (190)             --            705
Gains from investments ...........................             --              --              23              --             23

Income of equity investments of unconsolidated
  subsidiaries ...................................             --               7              --              --              7
Other, net .......................................             --               2              --              --              2
                                                      -----------     -----------     -----------     -----------    -----------
  (Loss) earnings before interest and income
      taxes ......................................            (12)            916            (167)             --            737
Interest income, net .............................                                                                            18
Income tax expense ...............................                                                                           292
                                                                                                                     -----------
Income from continuing operations ................                                                                           463

Income from discontinued operations, net of
  tax ............................................                                                                            97
                                                                                                                     -----------
Income before cumulative effect of accounting
  change .........................................                                                                           560

Cumulative effect of accounting change, net of
  tax ............................................                                                                             3
                                                                                                                     -----------
Net income .......................................                                                                   $       563
                                                                                                                     ===========

                                                                             YEAR ENDED DECEMBER 31, 2002
                                                      --------------------------------------------------------------------------
                                                        RETAIL         WHOLESALE        OTHER
                                                        ENERGY           ENERGY       OPERATIONS     ELIMINATIONS    CONSOLIDATED
                                                      -----------     -----------     -----------    ------------    ------------
                                                                                     (IN MILLIONS)
Total revenues ...................................    $     4,455     $     6,660     $         3     $      (192)   $    10,926
Total operating expenses .........................         (3,929)         (6,638)            (67)            192        (10,442)
                                                      -----------     -----------     -----------     -----------    -----------
  Operating income (loss) ........................            526              22             (64)             --            484
Losses from investments ..........................             --              --             (23)             --            (23)
Income of equity investments of unconsolidated
  subsidiaries ...................................             --              18              --              --             18
Other, net .......................................             (4)             27              --              --             23
                                                      -----------     -----------     -----------     -----------    -----------
  Earnings (loss) before interest and income
    taxes
                                                              522              67             (87)             --            502
Interest expense, net ............................                                                                          (234)
Income tax expense ...............................                                                                           121
                                                                                                                     -----------
Income from continuing operations ................                                                                           147
Loss from discontinued operations, net of
   tax ...........................................                                                                          (473)
                                                                                                                     -----------
Loss before cumulative effect of accounting
   change ........................................                                                                          (326)
Cumulative effect of accounting change, net of
   tax ...........................................                                                                          (234)
                                                                                                                     -----------
Net loss .........................................                                                                   $      (560)
                                                                                                                     ===========

RETAIL ENERGY

     Our retail energy segment provides electricity products and services to end-use customers, ranging from residential and small commercial customers to large commercial, industrial and institutional customers. Our retail energy segment acquires and manages the electric energy, capacity and ancillary services associated with supplying these retail customers. We began serving approximately 1.7 million electric customers in the Houston metropolitan area when the Texas market opened to full competition in January 2002. At the end of 2002, our customer count remained substantially the same; however, we lost market share in the Houston market and added customers in other areas of Texas. During 2002, our retail energy segments' operational efforts were largely focused on the extensive efforts necessary to transition customers from the electric utilities to the affiliated retail electric providers. We participated in preliminary marketing programs in mid-2001 to gain customers outside of the Houston metropolitan area, primarily in the Dallas/Fort Worth area. In addition, this segment manages the procurement of electricity supply for these customers. For further information regarding our contract to purchase supply from Texas Genco, see note 4(b) to our consolidated financial statements.

     We record our electricity sales and services to residential, small commercial and large commercial, industrial and institutional customers who have not signed a contract under the accrual method and these revenues generally are recognized upon delivery. Contracted electricity sales to large commercial, industrial and institutional customers were accounted for under the mark-to-market method of accounting and presented net for contracts entered into prior to October 25, 2002. Effective January 1, 2003, we will no longer mark to market in earnings a substantial portion of these contracts and the related energy supply contracts. Contracted sales by our retail energy segment to large commercial, industrial and institutional customers and the related supply contracts entered into after October 25, 2002, will, for the most part, no longer be marked to market through earnings, in connection with the implementation of EITF No. 02-03 which rescinded EITF No. 98-10. The earnings from these contracts will generally be recognized as the related volumes are delivered. Historically, these energy contracts were recorded at fair value in trading margins upon contract execution. The net changes in their market values were recognized in the statement of consolidated operations in trading margins in the period of the change.

     Electricity sales and services related to retail customers not billed are recognized based upon estimated electricity and services delivered. At December 31, 2002, the amount not billed is $216 million, including approximately $25 million related to delayed billings. Problems or delays in the flow of information between the ERCOT ISO, the transmission and distribution utility and the retail electric providers and operational problems with our new systems and processes could impact our ability to accurately estimate the amount not billed at December 31, 2002. In addition, for certain customers that did not receive an electric bill, we cannot bill or collect for a period beyond six months from when an error is discovered except in the instance of theft. As of December 31, 2002, the amount of electricity that could not be billed did not have a significant impact on our results of operations or cash flows.

     We depend on the transmission and distribution utilities to read our customers' electric meters. We are required to rely on the transmission and distribution utility or, in some cases, the ERCOT ISO, to provide us with our customers' information regarding electricity usage, such as historical usage patterns, and we may be limited in our ability to confirm the accuracy of the information. The provision of inaccurate information or delayed provision of such information by the transmission and distribution utilities or the ERCOT ISO could have a material negative impact on our business, results of operations and cash flows.

     We record our transmission and distribution charges using the same method detailed above for our electricity sales and services to retail customers. At December 31, 2002, the transmission and distribution charges not billed by the transmission and distribution utilities to us totaled $59 million. Delays or inaccurate billings from the transmission and distribution utilities could impact our ability to accurately reflect our transmission and distribution costs.

     The ERCOT ISO is responsible for maintaining reliable operations of the electric power supply system in the ERCOT Region. The ERCOT ISO is also responsible for handling scheduling and settlement for all electricity volumes in the Texas deregulated electricity market. As part of settlement, the ERCOT ISO communicates the actual volumes compared to the scheduled volumes. The ERCOT ISO calculates an additional charge or credit based on the difference between the actual and scheduled volumes, based on a market-clearing price. Settlement charges also include allocated costs such as unaccounted for energy. Preliminary settlement information is due from the ERCOT ISO within two months after electricity is delivered. Final settlement information is due from the ERCOT ISO within twelve months after electricity is delivered. As a result, we record our estimated supply costs using estimated supply volumes and adjust those costs upon receipt of settlement and consumption information. The ERCOT ISO settlement process was delayed due to operational problems between the ERCOT ISO, the transmission and distribution utilities and the retail electric providers. During the third quarter of 2002, the ERCOT ISO began issuing final settlements for the pilot time period of July 31, 2001 to December 31, 2001. The final settlements have been suspended until a market synchronization of all customers between the market participants takes place. The market synchronization will validate which retail electric provider served each customer, for each day, beginning as of January 1, 2002, which was the date the market opened to retail competition. This information will be confirmed by the ERCOT ISO, the retail electric providers and the transmission and distribution utilities. Once this market synchronization is complete, the ERCOT ISO will resume the final settlement process beginning with January 1, 2002. The delay in the ERCOT ISO settlement process could impact our ability to accurately reflect our energy supply costs.

     We believe that the estimates and assumptions utilized for the above items to recognize revenues and supply costs, as applicable, are reasonable and represent our best estimates. However, actual results could differ from those estimates.

     We also provided billing, customer service, credit and collection and remittance services to CenterPoint's regulated electric utility and two of its natural gas distribution divisions. The service agreement governing these services terminated on December 31, 2001. We charged the regulated electric and natural gas utilities for these services at cost.

     We expect to continue to lose residential and small commercial market share in the Houston market during 2003, as competition increases. We expect to gain residential and small commercial market share in other areas of the state. The efforts to seek such gains will require us to increase our spending for marketing and advertising. We expect to continue to increase our market share of large commercial, industrial and institutional customers in the ERCOT Region. We also expect to see a reduction in margin attributable to certain large commercial, industrial and institutional customers who have not signed contracts, as these customers sign contracts with us or other competitors at more favorable rates. When the market opened to competition, large commercial, industrial and institutional customers who did not sign contracts were assigned to be served by the affiliated residential electric provider at a designated rate. This designated rate may be higher than the rate available in the competitive market.

     During 2002, we filed two requests with the PUCT to increase the price to beat fuel factor for residential and small commercial customers based on increases in the price of natural gas. The August 2002 increase was based on an increase in the natural gas price from $3.11 per MMbtu to $3.73 per MMbtu. The December 2002 increase was based on a natural gas price of $4.02 per MMbtu. In March 2003, the PUCT approved our request to increase the price to beat fuel factor for residential and small commercial customers based on a 23.4% increase in the price of natural gas from our previous increase in December 2002. The approved increase was based on natural gas prices of $4.956 per MMbtu. The increase represents an 8.2% increase in the total bill of a residential customer using, on average, 12,000 KWh per year. For additional information regarding the price to beat fuel factor, see notes 14(d) and 21(b) to our consolidated financial statements.

     For additional information regarding factors that may affect the future results of operations of our retail energy segment, see "- Risk Factors - Risk Related to Our Retail Energy Operations."

     The following table provides summary data, including EBIT, of our retail energy segment for 2000, 2001 and 2002:

                                                                               RETAIL ENERGY SEGMENT
                                                                      ------------------------------------------
                                                                               YEAR ENDED DECEMBER 31,
                                                                      ------------------------------------------
                                                                          2000           2001            2002
                                                                      -----------    -----------     -----------
                                                                         (IN MILLIONS, EXCEPT OPERATING DATA)
Electricity sales and services revenues ..........................    $        65    $       135     $     3,187
Supply management revenues .......................................             --             --           1,116
Contracted commercial, industrial and institutional
  margins (trading margins) ......................................             --             74             152
                                                                      -----------    -----------     -----------
  Total operating revenues .......................................             65            209           4,455
Operating expenses:
  Fuel ...........................................................             --             13             123
  Purchased power ................................................             --              6           3,170
  Accrual for payment to CenterPoint .............................             --             --             128
  Operation and maintenance ......................................            101            113             218
  General and administrative .....................................             29             76             254
  Depreciation and amortization ..................................              4             13              36
                                                                      -----------    -----------     -----------
    Total operating expenses .....................................            134            221           3,929
                                                                      -----------    -----------     -----------
Operating (loss) income ..........................................            (69)           (12)            526
                                                                      -----------    -----------     -----------
Other loss, net ..................................................             --             --              (4)
                                                                      -----------    -----------     -----------
(Loss) earnings before interest and income taxes .................    $       (69)   $       (12)    $       522
                                                                      ===========    ===========     ===========

Margins:
  Retail electricity sales and services margins ..................    $        65    $       116     $     1,010
  Contracted commercial, industrial and institutional margins
   (trading margins) .............................................             --             74             152
                                                                      -----------    -----------     -----------
      Total ......................................................    $        65    $       190     $     1,162
                                                                      ===========    ===========     ===========

Operations Data:
  Energy sales (GWh):
    Residential ..................................................                                        20,932
    Small commercial .............................................                                        12,708
    Large commercial, industrial and institutional ...............                                        24,818
    ERCOT generation facilities ..................................                                           546
                                                                                                     -----------
      Total ......................................................                                        59,004
                                                                                                     ===========

  Customers as of December 31, 2002 (in thousands, metered
    locations):
    Residential ..................................................                                         1,478
    Small commercial .............................................                                           214
    Large commercial, industrial and institutional ...............                                            24
                                                                                                     -----------
      Total ......................................................                                         1,716
                                                                                                     ===========

2002 COMPARED TO 2001

     EBIT. Our retail energy segment's EBIT increased $534 million for 2002 compared to 2001. The increase in EBIT was primarily due to increased margins (revenues less purchased power) related to retail electric sales to residential, small commercial and large commercial, industrial and institutional customers resulting from full competition, which began on January 1, 2002. The increase in margins was partially offset by increased operating expenses as further discussed below.

     Operating revenues. Electricity sales and services revenues increased $3.1 billion in 2002 compared to 2001 primarily due to retail electric sales in the Texas retail market to residential and small commercial customers and to the large commercial, industrial and institutional customers in the Houston area that did not sign contracts. Supply management revenues related to the hedging, managing and optimizing of our electric energy supply contributed approximately $1.1 billion of the increase in revenues for 2002.

     In addition, $53 million of revenues for 2001 were recorded for billing, customer service, credit and collection and remittance services charged to CenterPoint's regulated electric utility and two of its natural gas distribution divisions. The associated costs are included in operation and maintenance expenses and general and administrative expenses. The retail energy segment charged the regulated electric and gas utilities for the services provided to these utilities at our cost. The service agreement governing these services terminated on December 31, 2001.

     Fuel and purchased power. Fuel and purchased power expense increased $3.3 billion for 2002 due to costs associated with retail electric sales and supply management activity.

     Margins. Our retail energy segment's margins increased $972 million for 2002 compared to 2001 primarily due to the opening of the Texas market to full competition in January 2002, as discussed above. During 2002, the retail energy segment recognized $152 million of margins related to commercial, industrial and institutional electricity contracts, including $6 million of unrealized losses, compared to $74 million of margins related to commercial, industrial and institutional electricity contracts, including $73 million of unrealized gains, in 2001. For information regarding the accounting for contracted electricity sales to large commercial, industrial and institutional customers, see notes 2(d) and 2(t) to our consolidated financial statements.

     Accrual for payment to CenterPoint. To the extent that our price to beat for electric service to residential and small commercial customers in CenterPoint's Houston service territory during 2002 and 2003 exceeds the market price of electricity, we may be required to make a payment to CenterPoint in 2004. As of December 31, 2002, our estimate for the payment related to residential customers is between $160 million and $190 million, with a most probable estimate of $175 million. For additional information regarding this payment, see note 14(d) to our consolidated financial statements.

     Operation and maintenance and general and administrative. Operation and maintenance expenses and general and administrative expenses increased $283 million in 2002 as compared to 2001 primarily due to the following:

     o a $59 million increase in gross receipts taxes related to increased retail electric sales;

     o a $152 million increase in employee related costs and other administrative costs (including allocated corporate overhead), primarily due to the Texas retail market opening to full competition in January 2002;

     o a $77 million increase in bad debt expense associated with the start-up of the retail electric market and regulations which, until September 2002, did not allow us to disconnect customers for non-payment of their electric bills;

     o a $23 million increase in marketing costs primarily due to the Texas retail market opening to full competition;

     o a $19 million increase in ERCOT generation facilities expenses as a result of generation units beginning commercial operations after the second quarter of 2001; and

     o a $3 million increase in rent expense as a result of additional staffing.

     These increases were partially offset by a decrease of $53 million for billing, customer service, credit and collection and remittance costs, which were charged to CenterPoint's regulated electric utility and two of its natural gas distribution divisions, as discussed above.

     Depreciation and amortization. Depreciation and amortization expense increased $23 million in 2002 as compared to 2001 primarily due to depreciation of $17 million related to the information systems developed and placed in service to meet the needs of our retail businesses, offset by lower amortization expense of $2 million. Retail energy recorded $2 million in 2001 for amortization expense related to goodwill. In addition, depreciation expense in 2002 as compared to 2001 increased due to depreciation of $8 million related to ERCOT generation units beginning commercial operations after the second quarter of 2001. For information regarding the cessation of goodwill amortization, see note 6 to our consolidated financial statements.

2001 COMPARED TO 2000

     EBIT. Our retail energy segment's EBIT loss decreased by $57 million for 2001 compared to 2000. The loss reduction was primarily due to contracts for energy and energy services to large commercial, industrial and institutional customers in 2001, partially offset by (a) increased personnel costs and employee related costs and (b) increased costs associated with developing an infrastructure necessary to prepare for competition in the retail electric market in Texas. Contracted energy sales to large commercial, industrial and institutional customers were accounted for under the mark-to-market method of accounting. These energy contracts were recorded at fair value in revenue upon contract execution. The net changes in their market values were recognized in the income statement in revenue in the period of the change. During 2001, our retail energy segment recognized $74 million of mark-to-market revenues related to commercial, industrial and institutional energy contracts of which $73 million relates to energy that will be supplied in future periods ranging from one to three years.

     Operating revenues. Electricity sales and services revenues increased by $70 million for 2001 compared to 2000 largely due to increased margins from sales of electricity products and services to large commercial, industrial and institutional customers, as well as increased revenues for the billing and remittance services provided to CenterPoint.

     Fuel and purchased power. Fuel and purchased power expense increased by $19 million in 2001 primarily due to ERCOT generation units beginning commercial operations after the second quarter of 2001 and to a lesser extent costs related to the Texas retail pilot program during the last half of 2001.

     Margins. Margins increased $125 million for 2001 compared to 2000 due to the various factors discussed above.

     Operation and maintenance and general and administrative. Operation and maintenance costs increased by $12 million and general and administrative expenses increased $47 million in 2001 as compared to 2000, primarily due to $35 million in increased personnel and employee-related costs and costs related to building an infrastructure necessary to prepare for competition in the retail electric market in Texas and $31 million in increased costs incurred in performing billing, customer service, credit and collections and remittance service for CenterPoint.

WHOLESALE ENERGY

     Our wholesale energy segment includes our non-regulated power generation operations in the United States, which includes acquisition and development of generation facilities, and our wholesale energy trading, marketing, origination and risk management operations in North America. The wholesale energy segment's commercial activities include purchasing fuel to supply existing generation assets, selling electricity and related services produced by these assets, dispatching of the generation portfolios, scheduling of power and natural gas and managing the day-to-day trading and marketing activities.

     As of December 31, 2002, we owned or leased electric power generation facilities with an aggregate net operating generating capacity of 19,083 MW in the United States. We acquired our first power generation facility in April 1998, and have increased our aggregate net generating capacity since that time principally through acquisitions, as well as contractual agreements and the development of new generating projects. As of December 31, 2002, we had 2,461 MW (2,658 MW, net of 197 MW to be retired upon completion of one facility) of additional net generating capacity under construction, including facilities having 1,920 MW (2,117 MW, net of 197 MW to be retired upon completion of one facility) that are being constructed by off-balance sheet special purpose entities under construction agency agreements. We expect these facilities to achieve commercial operation in late 2003 or 2004. Effective January 1, 2003, upon adoption of FIN No. 46, we consolidated these special purposes entities, see notes 2(t), 14(b) and 21(a) to our consolidated financial statements.

     On May 12, 2000, we purchased entities owning electric power generating assets and development sites located in the PJM Market having an aggregate net generating capacity of approximately 4,262 MW at the acquisition date. For additional information regarding this acquisition of our Mid-Atlantic generating assets, including the accounting treatment of this acquisition, see note 5(b) to our consolidated financial statements.

     In February 2002, we acquired all of the outstanding shares of common stock of Orion Power for $2.9 billion and assumed debt obligations of $2.4 billion. Orion Power is an independent electric power generating company with a diversified portfolio of generating assets, both geographically across the states of New York, Pennsylvania, Ohio and West Virginia, and by fuel type, including gas, oil, coal and hydropower. As of February 2002, Orion Power had 81 generating facilities in operation with a total generating capacity of 5,644 MW and two projects under construction with a total generating capacity of 804 MW, which were completed in the second quarter of 2002.

     Given the downturn in the industry and downgrades of our credit ratings, in the first half of 2002 we reviewed our trading, marketing, power origination and risk management services strategies and activities. By the third quarter of 2002, we began decreasing the level of these commercial activities in order to significantly reduce collateral usage and focus on the highest return transactions, which are primarily derived from our physical asset positions. In response to declining prices for electric energy, capacity and ancillary services across much of the United States, we also significantly reduced development activities beginning in the second quarter of 2002. Development is now limited only to the completion of projects already under construction. The restructuring of all of our associated commercial, development and support groups resulted in $17 million of severance costs in 2002.

     As a result of these restructurings, general and administrative costs are expected to be lower than 2002 levels in the near term.

     Starting in late December 2002, our financial gas trading desk carried a spread position, which involved a short position for March 2003 natural gas deliveries and a long position for April 2003 natural gas deliveries. The position was within our authorized value at risk and positional limits. However, there was significant and unanticipated volatility in the natural gas market over a few days in February 2003. As a result, we realized a trading loss of approximately $80 million pre-tax in the first quarter of 2003 related to these positions. These positions have been closed.

     In March 2003, we decided to exit our proprietary trading activities and liquidate, to the extent practicable, our proprietary positions. Although we are exiting the proprietary trading business, we have existing positions, which will be closed as economically feasible or in accordance with their terms. We will engage in hedging activities related to our electric generating facilities, pipeline storage positions and fuel positions.

     During 2002, the following factors negatively impacted our wholesale energy segment:

     o weaker pricing for electric energy, capacity and ancillary services, as a result of increased capacity brought into the markets and more active regulatory intervention designed to constrain prices in many regions, especially in the western United States;

     o    a narrowing of the spark spread;

     o    the effects of market participant contraction;

     o    reduced liquidity in the United States power markets; and

     o    our lower credit ratings.

     We expect these weak conditions to persist through 2003. However, over the next few years, we anticipate that supply surpluses will begin to tighten, regulatory intervention will become more balanced and as a result, prices for electric energy, capacity and ancillary services will improve.

     SFAS No. 142 requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We have elected to perform our annual test for indications of goodwill impairment as of November 1, in conjunction with our annual planning process. Based on our annual impairment test, there was no impairment of our wholesale energy segment's goodwill. Our impairment analysis includes numerous assumptions, including but not limited to:

     o increases in demand for power that will result in the tightening of supply surpluses and additional capacity requirements over the next three to eight years, depending on the region;

     o improving prices in electric energy, ancillary services and existing capacity markets as the power supply surplus is absorbed; and

     o our expectation that more balanced, fair market rules will be implemented, which provide for the efficient operations of unregulated power markets, including capacity markets or mechanisms in regions where they currently do not exist.

These assumptions are consistent with our fundamental belief that long run market prices must reach levels sufficient to support an adequate rate of return on the construction of new power generation. However, if in the long term the current weak environment persists, our wholesale energy segment could have significant impairments of its property and equipment and goodwill. As of December 31, 2002, the wholesale energy segment has $1.5 billion of goodwill.

     It is likely that, in order to exercise the Texas Genco option as permitted under our credit facilities, we may sell some of our assets. We have identified certain non-strategic domestic generating assets for potential sale. To date, we have not reached an agreement to dispose of any significant assets of our wholesale energy segment nor have we included or assumed any proceeds from asset sales in our current liquidity plan. Due to unfavorable market conditions in the wholesale power markets, there can be no assurance that we will be successful in disposing of domestic generating assets at reasonable prices or on a timely basis. Specific plans to dispose of assets could result in impairment losses in property, plant and equipment.

     In December 2002, we evaluated the Liberty station and the related tolling agreement for impairment. There were no impairments based on our analyses. However, in the future we could incur a pre-tax loss of an amount up to our recorded net book value. For information regarding issues and contingencies related to our Liberty power generation station and the related tolling agreement, see note 14(j) to our consolidated financial statements.

     For additional information regarding factors that may affect the future results of operations of our wholesale energy segment, see "- Risk Factors - Risk Related to Our Wholesale Energy Operations."

     The following table provides summary data, including EBIT, of our wholesale energy segment for 2000, 2001 and 2002:

                                                                             WHOLESALE ENERGY SEGMENT
                                                                      --------------------------------------
                                                                              YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------
                                                                         2000          2001          2002
                                                                      ----------    ----------    ----------
                                                                       (IN MILLIONS, EXCEPT OPERATING DATA)
Revenues .........................................................    $    2,661    $    5,376    $    6,524
Trading margins ..................................................           198           304           136
                                                                      ----------    ----------    ----------
  Total operating revenues .......................................         2,859         5,680         6,660
Operating expenses:
  Fuel and cost of gas sold ......................................           911         1,576         1,104
  Purchased power ................................................           926         2,493         4,302
  Operation and maintenance ......................................           226           331           565
  General, administrative and development ........................           184           257           340
  Depreciation and amortization ..................................           108           116           327
                                                                      ----------    ----------    ----------
      Total operating expenses ...................................         2,355         4,773         6,638
                                                                      ----------    ----------    ----------
Operating income .................................................           504           907            22
Other income:
  Income of equity investments of unconsolidated
    subsidiaries .................................................            43             7            18
  Other, net .....................................................            18             2            27
                                                                      ----------    ----------    ----------
  Earnings before interest and income taxes ......................    $      565    $      916    $       67
                                                                      ==========    ==========    ==========

Margins:
  Power generation (1) ...........................................    $      824    $    1,307    $    1,118
  Trading ........................................................           198           304           136
                                                                      ----------    ----------    ----------
    Total ........................................................    $    1,022    $    1,611    $    1,254
                                                                      ==========    ==========    ==========
Operations Data (2):
  Wholesale power generation sales volumes (in thousand MWh) .....        39,300        62,825       128,812
  Trading power sales volumes (in thousand MWh) ..................       125,971       222,907       306,425
  Trading natural gas sales volumes (Bcf) ........................         2,273         3,265         3,449

----------

(1)  Revenues less fuel and cost of gas sold and purchased power.

(2) Includes physically delivered volumes, physical transactions that are settled prior to delivery and hedge activity related to our power generation portfolio.

2002 COMPARED TO 2001

     EBIT. The wholesale energy segment's EBIT decreased by $849 million in 2002 compared to 2001. The decline in EBIT is primarily due to the following:

     o    decreases in our margins from our power generation operations;

     o    decreases in trading margins; and

     o    increases in general and administrative expenses.

     The decline in EBIT was partially offset by the effect of the acquisition of Orion Power, which closed in February 2002. During 2002, the Orion Power assets contributed $611 million to margins and $222 million to EBIT.

     One of the more significant impacts to our wholesale energy segment's EBIT was caused by the FERC staff interpretations of a May 15, 2002 FERC order revising the methodology for calculating refunds of California energy sales and a March 26, 2003 FERC order on proposed findings on refund liability. During 2002, we recorded a reserve of $176 million for potential refunds, which may be owed by us, which excludes the settlement of $14 million reached with the FERC in January 2003 relating to two days of trading in 2000 (see note 14(g) to our consolidated financial statements). Our inception-to-date reserve for such refunds totals $191 million as of December 31, 2002, excluding the $14 million refund related to the FERC settlement. We estimate the range of our refund obligations for California energy sales to be approximately $191 million to $240 million (excluding the $14 million refund related to the FERC settlement in January 2003). Wholesale energy's EBIT was also impacted by changes to the credit reserve for California receivable balances. The changes in the credit reserves resulted from the FERC refunds described above, collections during the period as well as a determination that credit risk had been reduced on certain outstanding receivables following payments made by one creditor to the California Power Exchange. Accordingly, the credit reserve was reduced by $62 million during 2002. The credit reserve increased by $29 million in 2001. For information regarding the reserves against receivables, the FERC refund methodology and uncertainties in the California wholesale energy market, see notes 14(g) and 14(h) to our consolidated financial statements.

     Revenues. Our wholesale energy segment's revenues increased by $1.1 billion or 21% in 2002 compared to 2001. The major components of this increase are: $2.2 billion in revenues in the Mid-Atlantic region as a result of increased hedging, marketing and operating activities and $1.1 billion in revenues contributed by Orion Power, which was acquired in February 2002. These increased revenues were offset by $2.2 billion in lower generation volumes and reduced hedging and marketing activities in regions other than the Mid-Atlantic and lower prices for electric energy and ancillary services.

     Fuel and cost of gas sold and purchased power. Our wholesale energy segment's fuel and cost of gas sold and purchased power increased by $1.3 billion in 2002 due primarily to $2.3 billion in the Mid-Atlantic region as a result of hedging and marketing activities and an increase of $444 million due to Orion Power. This was partially offset by a $1.7 billion reduction of generation volumes, reduced hedging and marketing activities and lower prices for fuel in the California region.

     Trading margins. Trading margins, excluding a $5 million provision related to Enron recorded in 2001, decreased $173 million primarily as a result of lower commodity volatility in the power markets, reduced market liquidity driven by the industry's restructuring and the reduction of our trading activities as a result of our restructuring, as discussed above.

     Power generation margins. Our wholesale energy segment's power generation margins decreased $189 million in 2002 compared to 2001. Power generation margins in the wholesale energy segment were negatively impacted by the following:

     o a $751 million decrease in power generation margins in the West region due to (a) the loosening of tight supply and demand conditions that existed in the first six months of 2001, (b) increased refund requirements discussed above, (c) a full year of energy price caps which were initially implemented in June 2001 and (d) other regulatory provisions that suppressed ancillary services revenues;

     o a $76 million decrease in power generation margins in the Mid-Atlantic Region in 2002 due to a decline in power prices and reduced capacity revenues as a result of the expiration of a large capacity contract and lower capacity market conditions, which were primarily a result of increased generation supply in the region as well as regulatory intervention;

     o a $68 million decrease in our other smaller regions mainly due to decreases in power prices, losses on our tolling contracts and increased gas transportation costs in 2002;

     o    increased fuel transportation costs for new projects; and

     o a $33 million decrease due to the ineffectiveness of cash flow hedges from a $31 million gain in 2001 primarily related to the California market (see note 1 to our consolidated financial statements) to a $2 million loss in 2002.

     These unfavorable variances were partially offset by the following:

     o $611 million in power generation margins from the Orion Power acquisition that closed in February 2002 and

     o $65 million in power generation margins from new plants that became commercially operational in the second half of 2001 and throughout the first half of 2002.

     In addition, the results for 2001 included a $63 million provision against net receivables, trading and marketing assets and non-trading derivative balances related to Enron.

     Operation and maintenance. Operation and maintenance expenses for our wholesale energy segment increased $234 million in 2002 compared to 2001. This was primarily due to $254 million of operation and maintenance expenses of our Orion plants acquired in February 2002 and $10 million from new plants that became commercially operational in the second half of 2001 and throughout the first half of 2002, slightly offset by reduced expenses of $27 million as a result of lower maintenance and outage costs in the West and Mid-Atlantic regions.

     General, administrative and development. General, administrative and development expenses increased $83 million in 2002 compared to 2001, primarily due to the following:

     o $26 million of higher corporate overhead allocations to support wholesale commercial activities, including the integration of Orion Power;

     o $20 million of severance expense primarily related to our restructuring discussed above;

     o $11 million of consulting costs incurred in connection with our restructuring of plant operations and commercial activities and support groups; and

     o $9 million of general bad debt expense due to the financial deterioration of counterparties in the wholesale energy industry in 2002.

     In addition, during 2002, our wholesale energy segment incurred $14 million in increased expenses related to development activities, which includes $27 million of write-offs in 2002 in previously capitalized costs related to projects that have been terminated partially offset by $9 million of development cost write-offs in 2001.

     Depreciation and amortization. Depreciation and amortization expense increased by $211 million in 2002 compared to 2001 primarily as a result of the following:

     o $110 million in depreciation expense related to our Orion Power plants;

     o $16 million in depreciation expense for other generating plants placed into service during the second half of 2001 and throughout the first half of 2002;

     o a $37 million equipment impairment charge related to turbines and generators;

     o $16 million in depreciation expense associated with new information technology systems placed into service in 2002; and

     o a $15 million write-off for the closure of our Warren power plant in Pennsylvania.

     In addition, during 2002, emission credit amortization increased $10 million due to increased amortization of $25 million resulting from the Orion acquisition in February 2002. These were partially offset by $19 million of lower amortization of air emission allowances primarily related to our California power generation operations. For 2001, wholesale energy recorded $4 million in goodwill amortization expense. For information regarding the cessation of goodwill amortization, see note 6 to our consolidated financial statements.

     Income of equity investment of unconsolidated subsidiaries. Our wholesale energy segment reported $18 million in income from equity investments for 2002 compared to $7 million in 2001. The equity income in both years primarily resulted from an investment in an electric generation plant in Boulder City, Nevada. The equity income related to this investment increased during 2002 compared to 2001, primarily due to receipts of $22 million from business interruption and property/casualty insurance settlements, partially offset by decreases in margins due to lower prices realized in 2002.

     Other income, net. Other non-operating income increased $25 million in 2002 compared to 2001 primarily due to billings for software services, engineering and technical support services, and other services to support operations and maintenance of generating facilities of Texas Genco.

2001 COMPARED TO 2000

     EBIT. Our wholesale energy segment's EBIT increased $351 million in 2001 compared to 2000. The increase in EBIT was primarily due to increased power generation margins from our generation facilities and increased trading margins. The increases in power generation margins and trading margins were partially offset by increased operating expenses and a decrease in other income as further discussed below. The results for 2001 include a $68 million provision against net receivables, trading and marketing assets and non-trading derivative balances related to Enron, and a $29 million credit provision and a $15 million net write-off against receivable balances related to energy sales in California. A $39 million provision against receivable balances related to energy sales in California was recorded in 2000.

     Revenues. Our wholesale energy segment's revenues increased by $2.7 billion (102%) in 2001 compared to 2000. The major components of this increase were $1.6 billion from our California operations due to hedging and marketing activities and the factors discussed above, and $1.0 billion from our Mid-Atlantic region assets as a result of favorable hedging and marketing and operating results.

     Fuel and cost of gas sold and purchased power. Our wholesale energy segment's fuel and cost of gas sold and purchased power increased by $2.2 billion in 2001 compared to 2000 due primarily to $1.3 billion from the California operations and $928 million from our Mid-Atlantic assets as a result of hedging and marketing activities.

     Trading margins. Trading and marketing margins, excluding a $5 million provision related to Enron, increased $111 million primarily as a result of increased natural gas trading volumes.

     Power generation margins. Power generation margins for our wholesale energy segment increased by $483 million primarily due to increased volumes on power sales from our generation facilities, and the addition of our Mid-Atlantic assets in May 2000 and strong commercial and operational performance in other regions. Margins on power sales from our generation facilities increased by the following amounts by region in 2001 compared to 2000 (and exclude a $63 million provision related to Enron):

     o    $389 million in the West region;

     o    $85 million in the Mid-Atlantic region;

     o    $25 million in other regions; and

     o $31 million due to the ineffectiveness of cash flow hedges in 2001 primarily related to the California market.

     Favorable market conditions in the first six months of 2001 in the West region resulting from a combination of factors, including reduction in available hydroelectric generation resources, increased demand and decreased electric imports, positively impacted wholesale energy's operating margins. These favorable market conditions did not exist in the second half of 2001.

     Operation and maintenance. Operation and maintenance expenses for wholesale energy increased $105 million in 2001 compared to 2000, primarily due to $50 million of costs associated with the operation and maintenance of generating plants acquired in the Mid-Atlantic region and $38 million higher lease expense associated with the Mid-Atlantic generation facilities' sale-leaseback transactions that were entered into in August 2000.

     General, administrative and development. General, administrative and development expenses increased $73 million in 2001 compared to 2000, primarily due to $69 million of higher administrative costs to support growing wholesale commercial activities and $25 million of higher legal and regulatory expenses related to the West region, partially offset by a $12 million decrease in development expenses.

     Depreciation and amortization. Depreciation and amortization expense increased by $8 million in 2001 compared to 2000 primarily as a result of higher expense related to the depreciation of our Mid-Atlantic plants, which were acquired in May 2000, and other generating plants placed into service during 2001, partially offset by an $8 million decrease in amortization of our air emissions regulatory allowances.

     Income of equity investments of unconsolidated subsidiaries. Our wholesale energy segment reported income from equity investments for 2001 of $7 million as compared to $43 million in 2000. The equity income in both years primarily resulted from an investment in an electric generation plant in Boulder City, Nevada. The plant became operational in May 2000. The equity income related to our investment in the plant declined in 2001 from 2000 primarily due to higher plant outages in 2001 and reduced power prices realized by the project company.

     Other income, net. Other income, net, decreased by $16 million in 2001 compared to 2000 primarily as a result of an $18 million pre-tax gain in 2000 on the sale of our interest in one of our development-stage electric generation projects.

OTHER OPERATIONS

     Our other operations segment includes the operations of our venture capital business and unallocated corporate costs.

     During the third quarter of 2001, we decided to exit our communications business. The business served as a facility-based competitive local exchange carrier and Internet services provider and owned network operations centers and managed data centers in Houston and Austin. Our exit plan was substantially completed in the first quarter of 2002.

     The following table provides summary data regarding the results of operations for our other operations segment for 2000, 2001 and 2002:

                                                                                      OTHER OPERATIONS SEGMENT
                                                                           -----------------------------------------------
                                                                                       YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------------
                                                                               2000              2001             2002
                                                                           ------------      ------------     ------------
                                                                                            (IN MILLIONS)
Operating revenues ...................................................     $          6      $         11     $          3
Operating expenses:
  Operation and maintenance ..........................................                9                21                3
  General and administrative .........................................               57               138               49
  Depreciation and amortization ......................................                6                42               15
                                                                           ------------      ------------     ------------
    Total operating expenses .........................................               72               201               67
                                                                           ------------      ------------     ------------
Operating loss .......................................................              (66)             (190)             (64)
                                                                           ------------      ------------     ------------
Other income (expenses):
  (Loss) gain from investments .......................................              (22)               23              (23)
                                                                           ------------      ------------     ------------
Loss before interest and income taxes ................................     $        (88)     $       (167)    $        (87)
                                                                           ============      ============     ============

2002 COMPARED TO 2001

     Other operations' loss before interest and income taxes declined by $80 million for 2002 compared to 2001. The decline in loss before interest and income taxes is primarily due to the following:

     o a $100 million pre-tax, non-cash charge recorded in the first quarter of 2001 relating to the redesign of some of CenterPoint's benefit plans in anticipation of our separation from CenterPoint;

     o $35 million in restructuring charges and $19 million of goodwill impairment related to the exiting of our communications business recognized during the third quarter of 2001; and

     o $18 million in decreased operating losses related to our communications business.

     Partially offsetting these items are a $47 million net pre-tax, non-cash accounting settlement charge recognized during the third quarter of 2002 for certain benefit obligations associated with our separation from CenterPoint, and a $12 million increase in depreciation expense related to corporate assets. In addition, other income decreased $46 million during 2002 compared to 2001, primarily due to $14 million in decreased gains from investments coupled with a $32 million impairment of certain venture capital investments. For further discussion on these investments and the related impairments, see note 2(o) to our consolidated financial statements.

     In connection with our decision to exit the communication business, we determined that the goodwill associated with the communications business was impaired. We recorded $54 million of pre-tax disposal charges in 2001, including the impairment of goodwill of $19 million and fixed assets of $22 million, and $13 million in severance accruals, lease cancellation costs and other incremental costs associated with exiting the communications business. The goodwill and fixed asset impairments are included in depreciation and amortization expense.

     For additional information about the benefit charges noted above, see notes 12(b) and 12(d) to our consolidated financial statements.

2001 COMPARED TO 2000

     Other operation's loss before interest and income taxes increased by $79 million for 2001 compared to 2000. During 2001, we recognized $54 million of restructuring charges related to exiting our communications business as discussed above. In addition, we incurred a $100 million non-cash charge during 2001 relating to the redesign of some of CenterPoint's benefit plans in anticipation of our separation from CenterPoint. These items were partially offset by a $45 million increase in other income primarily due to a $27 million impairment loss incurred in 2000 on marketable equity securities, classified as "available-for-sale", as a result of various factors which caused our management to believe the declines in fair value to be other than temporary, and an $18 million increase in gains from equity and debt securities. A decrease of $8 million in corporate operating expenses and a decrease of $15 million in charitable contributions of equity securities also slightly offset the increase in the loss before interest and income taxes. For information regarding the $27 million impairment loss incurred in 2000, see note 2(o) to our consolidated financial statements.

                        TRADING AND MARKETING OPERATIONS

     Trading and marketing activities include (a) transactions establishing open positions in the energy markets, primarily on a short-term basis, (b) transactions intended to optimize our power generation portfolio, but which do not qualify for hedge accounting and (c) energy price risk management services to customers primarily related to natural gas, electric power and other energy-related commodities. We provide these services by utilizing a variety of derivative instruments (trading energy derivatives). We account for these transactions under mark-to-market accounting. For information regarding mark-to-market accounting, see notes 2(t) and 7 to our consolidated financial statements. Specifically, these trading and marketing activities consist of the following:

     o the large contracted commercial, industrial and institutional customers under retail electricity contracts and the related energy supply contracts of our retail energy segment entered into prior to October 25, 2002; and

     o the domestic energy trading, marketing, risk management services to our customers and certain power origination activities of our wholesale energy segment.

     During 2002, we evaluated our trading, marketing, power origination and risk management services strategies and activities. During the second half of 2002, we began to reduce our wholesale energy segment's trading, marketing and power origination activities due to liquidity concerns and in order to significantly reduce collateral usage and focus on the highest return transactions, which primarily relate to our physical asset positions. In March 2003, we decided to exit our proprietary trading activities and liquidate, to the extent practicable, our proprietary positions. Although we are exiting the proprietary trading business, we have existing positions, which will be closed as economically feasible or in accordance with their terms. We will continue to engage in hedging activities related to our electric generating facilities, pipeline storage positions and fuel positions.

     In October 2002, the EITF rescinded EITF No. 98-10. For further discussion of the impact on our consolidated financial statements, see "- EBIT by Business Segment - Retail Energy" and "EBIT by Business Segment - Wholesale Energy" in this Exhibit 99.2 of this Form 8-K and notes 2(t) and 7 to our consolidated financial statements.

     For additional information regarding the types of contracts and activities of our trading and marketing operations, see "Quantitative and Qualitative Disclosures About Market Risk" in Exhibit 99.3 of this Form 8-K and note 7 to our consolidated financial statements.

     The following table sets forth our net trading and marketing assets (liabilities) by segment as of December 31, 2001 and 2002:

                                                                       AS OF DECEMBER 31,
                                                                 -----------------------------
                                                                     2001             2002
                                                                 ------------     ------------
                                                                        (IN MILLIONS)
Retail energy ..............................................     $         73     $         94
Wholesale energy ...........................................              154              105
                                                                 ------------     ------------
  Net trading and marketing assets and liabilities .........     $        227     $        199
                                                                 ============     ============

     The following table sets forth our realized and unrealized trading, marketing and risk management services margins for 2000, 2001 and 2002:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------------
                                                                               2000              2001             2002
                                                                           ------------      ------------     ------------
                                                                                             (IN MILLIONS)
Realized .............................................................     $        203      $        182     $        311
Unrealized ...........................................................               (5)              196              (23)
                                                                           ------------      ------------     ------------
  Total ..............................................................     $        198      $        378     $        288
                                                                           ============      ============     ============

     Below is an analysis to our consolidated net trading and marketing assets and liabilities for 2001 and 2002:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                     --------------------------
                                                                                        2001            2002
                                                                                     ----------      ----------
                                                                                           (IN MILLIONS)
Fair value of contracts outstanding, beginning of the year .....................     $       31      $      227
Fair value of new contracts when entered into during the year ..................            119              57
Contracts realized or settled during the year ..................................           (182)           (311)
Changes in fair values attributable to changes in valuation techniques and
  assumptions ..................................................................            (23)             31
Changes in fair values attributable to market price and other market changes ...            282             195
                                                                                     ----------      ----------
  Fair value of contracts outstanding, end of the year .........................     $      227      $      199
                                                                                     ==========      ==========

     During 2001 and 2002, our retail energy segment entered into electric sales contracts with large commercial, industrial and institutional customers ranging from one-half to four years in duration. These contracts had an aggregate fair value of $97 million in 2001 at the contract inception dates. Subsequent to the inception dates, the fair values of these contracts were adjusted to $74 million during 2001 due to changes in assumptions used in the valuation models, as described below. During 2002, we recognized total fair value of $43 million for these contracts at the inception dates. We have entered into energy supply contracts to substantially hedge the economics of these contracts. The fair value of these retail energy segment electric sales contracts with large commercial, industrial and institutional customers was determined by comparing the contract price to an estimate of the market cost of delivered retail energy and applying the estimated volumes under the provisions of these contracts. The calculation of the estimated cost of energy involves estimating the customer's anticipated load volume, and using forward ERCOT OTC commodity prices, adjusted for the customer's anticipated load characteristics. Load characteristics in the valuation model include: the customer's expected hourly electricity usage profile, the potential variability in the electricity usage profile (due to weather or operational uncertainties), and the electricity usage limits included in the customer's contract. The delivery costs are estimated at the time sales contracts are executed. These costs are based on published rates and our experience of actual delivery costs. Examples of these delivery costs include electric line losses and unaccounted for energy, ERCOT ISO administrative fees, market interaction charges, and may include transmission and distribution fees. The remaining weighted-average duration of these contracts is approximately sixteen months as of December 31, 2002.

     Our retail energy segment also enters into supply contracts to substantially hedge the economics of the sales contracts entered into with large commercial, industrial and institutional customers. During 2001 and 2002, we recognized total fair value of $5 million and $8 million, respectively, related to these contracts at the inception dates. The fair values of these contracts are estimated using ERCOT OTC forward price and volatility curves and correlations among power and fuel prices specific to the ERCOT Region, net of credit risk. For the contracts extending beyond December 31, 2002, the remaining weighted-average duration of these contracts, based on volumes, is one year.

     During 2001 and 2002, the fair value of new contracts recorded at inception of $17 million and $6 million, respectively, primarily relates to power purchases and sales and natural gas transportation contracts entered into by the wholesale energy segment. The fair values of these wholesale energy contracts at inception are estimated using OTC forward price and volatility curves and correlation among power and fuel prices, net of estimated credit risk. For the contracts extending beyond December 31, 2002, the remaining weighted-average duration of these contracts, based on volumes, is four years.

     During 2002, our retail energy segment eliminated one valuation factor adjustment and added another to its fair value calculation. Our retail energy segment eliminated a valuation factor for potential claims for delays in switching under the liquidated damage clauses in contracts. Retail energy eliminated this valuation factor because there is now enough data to substantiate that these claims will not be submitted. This change in methodology reduced credit reserves by $5 million. Our retail energy segment added a valuation factor adjustment to capture the potential earnings loss associated with customers terminating contracts due to a provision in some of its contracts that allows customers to terminate their contracts if our unsecured debt ratings fall below investment grade or if our ratings are withdrawn entirely by a rating agency. During the third quarter of 2002, each of the major rating agencies downgraded our credit ratings to sub-investment grade. We performed an analysis at the customer level to estimate our exposure for these provisions. Through March 31, 2003, no customers have terminated according to this provision. This change in methodology increased credit reserves by $1 million. Our retail energy segment also changed the methodology related to recording its estimate of unaccounted for energy. Our retail energy segment changed its estimate of unaccounted for energy factor from 1.6% to zero. The reason for the change is that the retail energy segment believes the estimate of unaccounted for energy is included in its volatility valuation factor and its results from energy sales in 2001 were not negatively impacted by the estimate of unaccounted for energy. This change in methodology reduced credit reserves by $9 million.

     In addition, during 2002, we changed our methodology for allocating credit reserves between our trading and non-trading portfolios. Total credit reserves calculated for both the trading and non-trading portfolios, which are less than the sum of the independently calculated credit reserves for each portfolio due to common counterparties between the portfolios, are allocated to the trading and non-trading portfolios based upon the independently calculated trading and non-trading credit reserves. Previously, credit reserves were independently calculated for the trading portfolio while credit reserves for the non-trading portfolio were calculated by deducting the trading credit reserves from the total credit reserves calculated for both portfolios. This change in methodology reduced credit reserves relating to the trading portfolio by $18 million.

     The following table sets forth the fair values of the contracts related to our trading and marketing assets and liabilities as of December 31, 2002:

                                                           FAIR VALUE OF CONTRACTS AT DECEMBER 31, 2002
                                        ------------------------------------------------------------------------------
                                                                                                 2008 AND   TOTAL FAIR
SOURCE OF FAIR VALUE                      2003        2004        2005       2006       2007    THEREAFTER    VALUE
--------------------                    --------    --------    --------   --------   --------  ----------  ----------
                                                                        (IN MILLIONS)
Prices actively quoted ..............   $     16    $    (18)   $     --   $     --   $     --   $     --   $     (2)
Prices provided by other external
  sources ...........................        147          40           4         --         --         --        191
Prices based on models and other
  valuation methods .................        (33)          2           1          9         13         18         10
                                        --------    --------    --------   --------   --------   --------   --------
  Total .............................   $    130    $     24    $      5   $      9   $     13   $     18   $    199
                                        ========    ========    ========   ========   ========   ========   ========

     The following table sets forth the fair values of the contracts recognized as derivatives under SFAS No. 133 which were previously recorded as trading and marketing assets and liabilities as of January 1, 2003, after the effect of the adoption of EITF No. 02-03 has been recorded as a cumulative effect of a change in accounting principle (see notes 2(d) and 2(t) to our consolidated financial statements):

                                                           FAIR VALUE OF CONTRACTS AT JANUARY 1, 2003
                                        ------------------------------------------------------------------------------
                                                                                                 2008 AND   TOTAL FAIR
SOURCE OF FAIR VALUE                      2003        2004        2005       2006       2007    THEREAFTER    VALUE
--------------------                    --------    --------    --------   --------   --------  ----------  ----------
                                                                        (IN MILLIONS)
Prices actively quoted ..............   $     16    $    (18)   $     --   $     --   $     --   $     --   $     (2)
Prices provided by other
  external sources ..................        131          40           4         --         --         --        175
Prices based on models and
  other valuation methods ...........        (44)         (9)         (7)         2          9         11        (38)
                                        --------    --------    --------   --------   --------   --------   --------
  Total .............................   $    103    $     13    $     (3)  $      2   $      9   $     11   $    135
                                        ========    ========    ========   ========   ========   ========   ========

     The "prices actively quoted" category represents our New York Mercantile Exchange (NYMEX) futures positions in natural gas and crude oil. NYMEX has quoted prices for natural gas and crude oil for the next 72 and 30 months, respectively.

     The "prices provided by other external sources" category represents our forward positions in natural gas and power at points for which OTC broker quotes are available. On average, OTC quotes for natural gas and power extend 36 and 24 months into the future, respectively. We value these positions against internally developed forward market price curves that are frequently validated and recalibrated against OTC broker quotes. This category also includes some transactions whose prices are obtained from external sources and then modeled to hourly, daily or monthly prices, as appropriate.

     The "prices based on models and other valuation methods" category contains
(a) the value of our valuation adjustments for liquidity, credit and administrative costs, (b) the value of options not quoted by an exchange or OTC broker, (c) the value of transactions for which an internally developed price curve was constructed as a result of the long-dated nature of the transaction or the illiquidity of the market point, and (d) the value of structured transactions. In certain instances structured transactions can be composed and modeled by us as simple forwards and options based on prices which are actively quoted. Options are typically valued using Black-Scholes option valuation models. Although the valuation of the simple structures might not be different from the valuation of contracts in other categories, the effective model price for any given period is a combination of prices from two or more different instruments and therefore has been included in this category due to the complex nature of these transactions.

     The fair values in the above table are subject to significant changes based on fluctuating market prices and conditions. Changes in the assets and liabilities from trading, marketing, power origination and price risk management services result primarily from changes in the valuation of the portfolio of contracts, newly originated transactions and the timing of settlements. The most significant parameters impacting the value of our portfolio of contracts include natural gas and power forward market prices, volatility and credit risk. For the retail energy segment sales discussed above, significant variables affecting contract values also include the variability in electricity consumption patterns due to weather and operational uncertainties (within contract parameters). Market prices assume a normal functioning market with an adequate number of buyers and sellers providing market liquidity. Insufficient market liquidity could significantly affect the values that could be obtained for these contracts, as well as the costs at which these contracts could be hedged. See "Quantitative and Qualitative Disclosures About Market Risk" in Exhibit 99.3 of this Form 8-K for further discussion and measurement of the market exposure in the trading and marketing businesses and discussion of credit risk management.

     Credit Risk. Credit risk is inherent in our commercial activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. We have broad credit policies and parameters set by our risk oversight committee. The credit risk control organizations prepare daily analyses of credit exposures. We seek to enter into contracts that permit us to net receivables and payables with a given counterparty. We also enter into contracts that enable us to obtain collateral from a counterparty as well as to terminate upon the occurrence of certain events of default.

     It is our policy that all transactions must be within approved counterparty or customer credit limits. For each business segment, the credit risk control organization establishes counterparty credit limits. We employ tiered levels of approval authority for counterparty credit limits, with authority increasing from the credit risk control organization through senior management and the risk oversight committee. The credit risk control organization monitors credit exposure daily. We periodically review the financial condition of our counterparties.

     We assess our credit risk and exposure by counterparty taking into consideration both our trading and marketing assets and non-trading derivatives with each counterparty.

     The following table sets forth the distribution by credit ratings of our trading and marketing assets and non-trading derivative assets as of December 31, 2002, after taking into consideration netting within each contract and any master netting contracts with counterparties:

                                                                                              PERCENTAGE OF
                                                             COLLATERAL   EXPOSURE NET OF    EXPOSURE NET OF
CREDIT RATING EQUIVALENT                     EXPOSURE         HELD (1)       COLLATERAL        COLLATERAL
------------------------                    -----------     -----------   ---------------    ---------------
                                                                   (IN MILLIONS)
AAA/Aaa ................................    $         1     $        --     $         1               --%
AA-/Aa3 or above .......................            115             (70)             45                7%
A-/A3 or above .........................             89              --              89               14%
BBB-/Baa3 or above .....................            312             (53)            259               41%
BB+/Ba1 or below .......................            275             (64)            211               33%
Unrated (2)(3) .........................             32              (1)             31                5%
                                            -----------     -----------     -----------      -----------
                                                    824            (188)            636              100%
Less:  Credit and other reserves .......            (67)             --             (67)
                                            -----------     -----------     -----------
  Total ................................    $       757     $      (188)    $       569
                                            ===========     ===========     ===========

----------

(1)  Collateral consists of cash and standby letters of credit.

(2) For unrated counterparties, we perform financial statement analyses, considering contractual rights and restrictions, and collateral, to create an internal credit rating.

(3) In lieu of making an individual assessment of the credit of unrated counterparties, we may make a determination that the collateral held in respect of such obligations is sufficient to cover a substantial portion of our exposure. In making this determination, we take into account various factors, including market volatility.

     The following table sets forth the credit exposure by maturity for total trading and marketing assets and non-trading derivative assets as of December 31, 2002:

                                                                                              1 YEAR OR     EXPOSURE NET OF
CREDIT RATING EQUIVALENT                                                   0-12 MONTHS         GREATER       COLLATERAL (1)
------------------------                                                   ------------      ------------   ---------------
                                                                                            (IN MILLIONS)
AAA/Aaa ..............................................................     $          1      $         --     $          1
AA-/Aa3 or above .....................................................               89                26               45
A-/A3 or above .......................................................               79                10               89
BBB-/Baa3 or above ...................................................              279                33              259
BB+/Ba1 or below .....................................................              147               128              211
Unrated (2)(3) .......................................................               29                 3               31
                                                                           ------------      ------------     ------------
                                                                                    624               200              636
Less:  Credit and other reserves .....................................              (29)              (38)             (67)
                                                                           ------------      ------------     ------------
  Total ..............................................................     $        595      $        162     $        569
                                                                           ============      ============     ============

----------

(1)  Collateral consists of cash and standby letters of credit.

(2) For unrated counterparties, we perform credit analyses, considering contractual rights and restrictions, and credit support such as parent company guarantees to create an internal credit rating.

(3) In lieu of making an individual assessment of the credit of unrated counterparties, we may make a determination that the collateral held in respect of such obligations is sufficient to cover a substantial portion of our exposure. In making this determination, we take into account various factors, including market volatility.

     Trading and marketing assets and liabilities and non-trading derivative assets and liabilities are presented separately in our consolidated balance sheets. The trading and non-trading derivative asset and trading and non-trading derivative liability balances were offset separately for trading and non-trading activities although in certain cases contracts permit the offset of trading and non-trading derivative assets and liabilities with a given counterparty. For the purpose of disclosing credit risk, trading and non-trading derivative assets and liabilities with a given counterparty were offset if the counterparty has entered into a contract with us which permits netting.

     The credit distribution as of December 31, 2002 includes a larger percentage of non-investment grade counterparties compared to our credit exposure as of December 31, 2001. This is primarily attributable to the credit rating downgrades that took place within the energy sector during 2002. As of December 31, 2001, no individual counterparty accounted for more than 10% of our total credit exposure, net of collateral. As of December 31, 2002, one counterparty with a BB credit rating represented 14% of our total credit exposure, net of collateral.

     Other. For additional information about price volatility and our hedging strategy, see "- Certain Factors Affecting Our Future Earnings - Factors Affecting the Results of Our Wholesale Energy Operations - Price Volatility," and "- Risks Associated with Our Hedging and Risk Management Activities."

     For a description of accounting policies for our trading and marketing activities, see notes 2(d), 2(t) and 7 to our consolidated financial statements.

     We seek to monitor and control our trading risk exposures through a variety of processes and committees. For additional information, see "Quantitative and Qualitative Disclosures About Market Risk - Risk Management Structure" in
Exhibit 99.3 of this Form 8-K.

                           RELATED-PARTY TRANSACTIONS

     In the normal course of operations, we have entered into transactions and agreements with related parties, including CenterPoint. For a discussion of historical related party transactions, see note 3 to our consolidated financial statements. Below are details of significant current related party transactions, arrangements and agreements.

AGREEMENTS WITH CENTERPOINT

     Master Separation Agreement. Shortly before our IPO, we entered into a master separation agreement with CenterPoint. The agreement provided for the separation of our assets and businesses from those of CenterPoint. It also contains agreements governing the relationship between CenterPoint and us after our IPO, and in some cases after the Distribution, and specifies the related ancillary agreements that we have signed with CenterPoint, some of which are described in further detail below.

     The agreement provides for cross-indemnities intended to place sole financial responsibility on us and our subsidiaries for all liabilities (except for certain possible tax liabilities) associated with the current and historical businesses and operations we conduct after giving effect to the separation, regardless of the time those liabilities arise, and to place sole financial responsibility for liabilities associated with CenterPoint's other businesses with CenterPoint and its other subsidiaries. Each party has also agreed to assume and be responsible for some specified liabilities associated with activities and operations of the other party and its subsidiaries to the extent performed for or on behalf of the other party's current or historical business.

     The agreement also requires us to indemnify CenterPoint for any untrue statement of a material fact, or omission of a material fact necessary to make any statement not misleading, in the registration statement or prospectus that we filed with the SEC in connection with our IPO.

     Texas Genco Option. In connection with the separation of our businesses from those of CenterPoint, CenterPoint granted us an option to purchase all of the shares of capital stock owned by CenterPoint in January 2004 of Texas Genco, which holds the Texas generating assets of CenterPoint's electric utility division. For additional information regarding the Texas Genco option and various agreements between CenterPoint and us related to the Texas Genco option, see note 4(b) to our consolidated financial statements.

     Service Agreements. We have entered into agreements with CenterPoint under which CenterPoint will provide us, on an interim basis, various corporate support services, information technology services and other previously shared services such as corporate security, facilities management, accounts receivable, accounts payable, remittance processing and payroll, office support services and purchasing and logistics. The charges we will pay CenterPoint for these services are generally intended to allow CenterPoint to recover its fully allocated costs of providing the services, plus out-of-pocket costs and expenses. In addition, pursuant to lease agreements, CenterPoint will lease us office space in its headquarters building and various other locations in Houston, Texas for various terms. For additional information regarding these agreements, see note 4(a) to our consolidated financial statements.

     Payment to CenterPoint. To the extent that our price to beat for electric service to residential and small commercial customers in CenterPoint's Houston service territory during 2002 and 2003 exceeds the market price of electricity, we may be required to make a significant payment to CenterPoint in 2004. As of December 31, 2002, our estimate for the payment related to residential customers is between $160 million and $190 million, with a most probable estimate of $175 million. For additional information regarding this payment, see note 14(d) to our consolidated financial statements.

     Guarantee of Certain Benefit Payments. We have guaranteed, in the event CenterPoint becomes insolvent, certain non-qualified benefits of CenterPoint's and its subsidiaries' existing retirees at the Distribution totaling approximately $58 million.

     Transportation Agreement. Prior to the IPO, Reliant Energy Services (our wholly-owned trading subsidiary) entered into an agreement whereby a subsidiary of CenterPoint agreed to reimburse Reliant Energy Services for any transportation payments made under a transportation agreement with ANR Pipeline Company and for the refund of $41 million due to ANR Pipeline Company, an unaffiliated company. For additional information regarding this transportation agreement, see note 14(e) to our consolidated financial statements.

     Generating Capacity Auction Line of Credit. On October 1, 2002, our retail energy segment, through a subsidiary, entered into a master power purchasing contract with Texas Genco covering, among other things, our purchase of capacity and/or energy from Texas Genco's generating facilities. In connection with the March 2003 refinancing, this contract has been amended to grant Texas Genco a security interest in the accounts receivable and related assets of certain retail energy segment subsidiaries, the priority of which is subject to certain permitted prior financing arrangements, and the junior liens granted to the lenders under the March 2003 refinancing. In addition, many of the covenant restrictions contained in the contract were removed in the amendment.

     Various Other Agreements. In connection with the separation of our businesses from those of CenterPoint, we have entered into other agreements providing for, among other things, mutual indemnities and releases with respect to our respective businesses and operations, matters relating to corporate governance, matters relating to responsibility for employee compensation and benefits, and the allocation of tax liabilities. In addition, we and CenterPoint have entered into various agreements relating to ongoing commercial arrangements including, among other things, the leasing of optical fiber and related maintenance activities, gas purchasing and agency matters, and subcontracting energy services under existing contracts. For additional information regarding these agreements, see notes 3 and 4 to our consolidated financial statements.

                                  RISK FACTORS

     Set forth below, elsewhere in the Form 8-K and in other documents we file with the SEC are risks and uncertainties that could cause our actual results to differ materially from the results contemplated by our forward-looking statements contained in the Form 8-K.

RISKS RELATED TO OUR RETAIL ENERGY OPERATIONS

We may lose a significant number of our retail residential and small commercial customers in the Houston metropolitan area.

     In June 1999, the Texas legislature adopted the Texas electric restructuring law, which substantially amended the regulatory structure governing electric utilities in Texas in order to allow full retail competition. Beginning in 2002, all classes of Texas customers of most investor-owned electric utilities, and those of any municipal utility and electric cooperative that opted to participate in the competitive marketplace, were able to choose their retail electric provider. In January 2002, we began to provide retail electric services to all customers of CenterPoint who did not take action to select another retail electric provider. As an affiliated retail electric provider, we are initially required to sell electricity to these Houston area residential and small commercial customers at a specified price, or price to beat, whereas other retail electric providers will be allowed to sell electricity to these customers at any price. We are not permitted to offer electricity to these customers at a price other than the price to beat until January 2005, unless before that date the PUCT determines that 40% or more of the amount of electric power that was consumed in 2000 by the relevant class of customers in the Houston metropolitan area is committed to be served by retail electric providers other than us. Because we are not able to compete for residential and small commercial customers on the basis of price in the Houston area, we may lose a significant number of these customers to other providers.

We may lose a significant portion of our market share of large commercial, industrial and institutional customers in Texas.

     We are providing commodity services to the large commercial, industrial and institutional customers previously served by CenterPoint who did not take action to contract with another retail electric provider. In addition, we have signed contracts to provide electricity and energy efficiency services to large commercial, industrial and institutional customers, both in the Houston area, as well as in other parts of the ERCOT Region. We or any other retail electric provider can provide services to these customers at any negotiated price. The market for these customers is very competitive, and any of these customers that selects us to be their provider may subsequently decide to switch to another provider at the conclusion of the term of their contract with us.

The results of our retail electric operations in Texas are largely dependent upon the amount of headroom available in our price to beat. Future adjustments to the price to beat may be inadequate to cover our costs to purchase power to serve our residential and small commercial customers.

     The results of our residential and small commercial retail electric operations in Texas are largely dependent upon the amount of headroom available in our price to beat. Headroom may be a positive or negative number. Our current price is based on a wholesale energy supply cost component, or "fuel factor," based on the ten trading-day average forward 12-month natural gas price of $4.956 per MMbtu. The PUCT's current regulations allow us to request an adjustment of our fuel factor based on the percentage change in the forward price of natural gas or as a result of changes in the price of purchased energy up to twice a year. In a purchased energy request, we may adjust the fuel factor to the extent necessary to restore the amount of headroom that existed at the time the initial price to beat fuel factor was set by the PUCT. We cannot estimate with any certainty the magnitude and frequency of the adjustments required, if any, and the eventual impact of such adjustments on the amount of headroom available in our price to beat. If this adjustment and any future adjustments to our price to beat are inadequate to cover future increases in our costs to purchase power to serve our price to beat customers or are delayed by the PUCT, our business, results of operations, financial condition and cash flows could be materially adversely affected. In March 2003, the PUCT approved a revised price to beat rule. The changes from the previous rule include an increase in the number of days used to calculate the natural gas price average from ten to 20, and an increase in the threshold of what constitutes a significant change in the market price of natural gas and purchased energy from 4% to 5%, except for filings made after November 15th of a given year that must meet a 10% threshold. The revised rule also provides that the PUCT will, after reaching a determination of stranded costs in 2004, make downward adjustments to the price to beat fuel factor if natural gas prices drop below the prices embedded in the then-current price to beat fuel factor. In addition, the revised rule also specifies that the base rate portion of the price to beat will be adjusted to account for changes in the non-bypassable rates that result from the utilities' final stranded cost determination in 2004. Adjustments to the price to beat will be made following the utilities' final stranded cost determination in 2004. At this time, we cannot predict the impact of the changes on our financial condition or results of operations.

We face strong competition from affiliated retail electric providers of incumbent electric utilities and other competitors.

     In most retail electric markets outside the Houston area, our principal competitor is the local incumbent electric utility company's retail affiliate. These retail affiliates have the advantage of long-standing relationships with their customers. In addition to competition from the incumbent electric utilities' affiliates, we face competition from a number of other retail electric providers, including affiliates of other non-incumbent electric utilities, independent retail electric providers and, with respect to sales to large commercial, industrial and institutional customers, independent power producers and wholesale power providers acting as retail electric providers. Some of these competitors are larger and better capitalized than we are.

Our retail energy supply activity is subject to extensive market oversight. Changes to market protocols or new regulation could have a material adverse effect on our business, results of operations, financial condition and cash flows.

     The ERCOT ISO, which oversees the ERCOT Region, has and may continue to modify the market structure and other market mechanisms in an attempt to improve market efficiency. Moreover, existing regulations may be revised or reinterpreted and new laws and regulations may be adopted or become applicable to our commercial activities. These actions could have a material adverse effect on our results of operations, financial condition and cash flows.

Payment defaults by other retail electric providers to ERCOT could have a material adverse effect on our business, results of operations, financial condition and cash flows.

     In the event of a default by a retail electric provider of its payment obligations to ERCOT, the portion of the obligation that is unrecoverable by ERCOT from the defaulting retail electric provider is assumed by the remaining market participants in proportion to each participants load ratio share. As a retail electric provider and market participant in ERCOT, we would pay a portion of the amount owed to ERCOT should such a default occur, and ERCOT is not successful in recovering such amounts. The default of a retail electric provider in its obligations to ERCOT could have a material adverse effect on our business, results of operations, financial condition and cash flows.

     In March 2003, TCE filed for bankruptcy protection. TCE has filed a request that the bankruptcy court pay pre-petition amounts owed to ERCOT. The bankruptcy court approved such request; however, no assurance can be given that TCE will be able to satisfy its obligations to ERCOT.



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

We are heavily dependant upon third party providers of capacity and energy to supply our retail obligations.

     We do not own sufficient generating resources in Texas to supply our retail business. The capacity and energy to supply our retail business is purchased at market prices from a variety of suppliers under contracts with varying terms. Our retail customers are concentrated in the Houston metropolitan area and there is limited ability to serve these customers with generation located outside the Houston metropolitan area. Texas Genco, located in the Houston congestion zone, is the largest supplier of capacity and energy for our retail business and is likely to remain our largest supplier for the foreseeable future. There is a significant risk that our business, results of operations, financial condition and cash flows could be materially adversely affected if we are not able to purchase the capacity and energy from Texas Genco or otherwise obtain sufficient capacity and energy required to serve our customers. The failure of any of our third party suppliers to perform under the terms of existing or future contracts could have a material adverse effect on our results of operations, financial condition and cash flows.

We may be required to make a substantial payment to CenterPoint in 2004.

     To the extent that our price to beat for electric service to residential and small commercial customers in CenterPoint's Houston service territory during 2002 and 2003 exceeds the market price of electricity, we may be required to make a significant payment to CenterPoint in 2004. As of December 31, 2002, our estimate for the payment related to residential customers is between $160 million and $190 million, with a most probable estimate of $175 million. For additional information regarding this payment, see note 14(d) to our consolidated financial statements.

We rely on the infrastructure of transmission and distribution utilities and the ERCOT ISO to transmit and deliver electricity to our retail customers and to obtain information about our retail customers. In addition, we rely on the reliability of our own infrastructure and systems to perform enrollment and billing functions. Any infrastructure failure could negatively impact our customers' satisfaction and could have a material negative impact on our earnings.

     We are dependent on transmission and distribution utilities for maintenance of the infrastructure through which we deliver electricity to our retail customers. Any infrastructure failure that interrupts or impairs delivery of electricity to our customers could negatively impact the satisfaction of our customers with our service and could have a material adverse effect on our results of operations, financial condition and cash flow. Additionally, we are dependent on the transmission and distribution utilities for performing service initiations and changes, and for reading our customers' energy meters. We are required to rely on the transmission and distribution utility or, in some cases, the ERCOT ISO, to provide us with our customers' information regarding energy usage, and we may be limited in our ability to confirm the accuracy of the information. The provision of inaccurate information or delayed provision of such information by the transmission and distribution utilities or the ERCOT ISO could have a material adverse effect on our business, results of operations, financial condition and cash flow. In addition, any operational problems with our new systems and processes could similarly have a material adverse effect on our business, results of operations, financial condition and cash flow. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Retail Energy" in this Exhibit 99.2 of this Form 8-K.

The ERCOT ISO has experienced a number of problems with its information systems since the advent of competition in the Texas market that have resulted in delays in switching customers and receiving final settlement information for customer accounts. While performance is improving, if these problems do not continue to improve, our operating results may be adversely affected.

     The ERCOT ISO is the independent system operator responsible for maintaining reliable operations of the bulk electric power supply system in the ERCOT Region and for acting as a central agent for the registration of customers with their chosen retail electric supplier. Its responsibilities include ensuring that information relating to a customer's choice of retail electric provider, including data needed for on-going servicing of customer accounts, is conveyed in a timely manner to the appropriate parties. Problems in the flow of information between the ERCOT ISO, the transmission and distribution utilities and the retail electric providers have resulted in delays and other problems in enrolling and billing customers. While the flow of information has improved materially over the course of the first year of full market choice operations, remaining system and process problems are still being addressed. When customer enrollment transactions are not successfully processed by all involved parties, ownership records in the various systems supporting the market are not synchronized properly and subsequent transactions for billing and settlement are adversely affected. The impact can include us not being the electric provider-of-record for intended or agreed upon time periods, delays in receiving customer consumption data that is necessary for billing and settlement either through the ERCOT ISO or directly with transmission and distribution utilities, as well as the incorrect application of rates or prices and imbalances in our electricity supply forecast and actual sales.

     The ERCOT ISO is also responsible for handling, scheduling and settlement for all electricity supply volumes in the ERCOT Region. The ERCOT ISO plays a vital role in the collection and dissemination of metering data from the transmission and distribution utilities to the retail electric providers. We and other retail electric providers schedule volumes based on forecasts, which are based, in part, on information supplied by the ERCOT ISO. For additional information regarding settlement issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Retail Energy" in this Exhibit 99.2 of this Form 8-K.

RISKS RELATED TO OUR WHOLESALE ENERGY OPERATIONS

Our results of operations, financial condition and cash flows are subject to market risks, the impact of which we cannot fully mitigate.

     As part of our merchant generation business, we sell electric energy, capacity and ancillary services and purchase fuel under short and long-term contractual obligations and through various spot markets. We are not guaranteed any rate of return on our capital investments through cost of service rates, and our results of operations, financial condition and cash flows from these businesses are subject to market risks, which can be partially mitigated by hedging long-term sales agreements and other management actions. However, a substantial portion of market risk remains beyond our control. These market risks include commodity price risk, counterparty, credit risk, transmission risk and competitor actions.

We rely on market liquidity and the establishment of valid pricing to properly manage our risks.

     Our commercial businesses depend on sufficient market participation to establish market liquidity and valid pricing to properly manage the risks inherent in our businesses. A reduction in the number of market participants may impair our ability to manage business risks. In addition, such a reduction may increase our management's reliance on internal models for decision-making. Our internal models may not adequately represent the markets in which we participate, potentially causing us to make incorrect decisions. These factors could have a material adverse effect on our results of operations, financial condition and cash flows.

We may not be able to satisfy the guarantees and indemnification obligations relating to our commercial activities if they become due at the same time.

     In connection with our commercial businesses, we guarantee or indemnify the performance of a significant portion of the obligations of certain of our subsidiaries. For example, we routinely guarantee the obligations of Reliant Energy Services and other subsidiaries under substantially all of their gas and electricity trading, marketing and origination contracts. In addition, we have, from time to time, executed guarantees of the obligations of our subsidiaries under leases of real property, financing documents and certain other miscellaneous contracts such as long-term turbine maintenance contracts. Some of these guarantees and indemnities are for fixed amounts, others have a fixed maximum amount and others do not specify a maximum amount. The obligations underlying these guarantees and indemnities are recorded on our consolidated balance sheet as price risk management liabilities. These obligations make up a significant portion of these line items. If we were unable to successfully negotiate lower amounts or alternative arrangements, we would not be able to satisfy all of these guarantees and indemnification obligations if they were to come due at the same time. For additional information regarding our guarantees and indemnification obligations, see note 14(f) to our consolidated financial statements.

We rely on power transmission and natural gas transportation facilities that we do not own or control. If these facilities fail to provide us with adequate transmission capacity, we may not be able to deliver our wholesale power to our customers or receive natural gas products at our facilities.

     We depend on power transmission and distribution and natural gas transportation facilities owned and operated by utilities and others to deliver energy products to our customers. Our customers in turn either consume these products or deliver them to the ultimate consumer. If transmission or transportation is disrupted, or the capacity is inadequate, our ability to sell and deliver our products may be hindered.

Increasing competition in wholesale power markets may adversely affect our results of operations, financial condition, cash flows and may require additional liquidity to remain competitive.

     Our wholesale energy segment competes with other energy merchants. In order to successfully compete, we must have the ability to aggregate supplies at competitive prices from different sources and locations and must be able to efficiently utilize transportation services from third-party pipelines and transmission services from electric utilities. We also compete against other energy merchants on the basis of our relative skills, financial position and access to credit sources. Energy customers, wholesale energy suppliers and transporters often seek financial guarantees and other assurances that their energy contracts will be satisfied. If price information becomes increasingly available in the energy marketing and trading business, we anticipate that our operations will experience greater competition and downward pressure on per-unit profit margins. In addition, our merchant asset business is constrained by our liquidity, our access to credit and the reduction in market liquidity. Other companies with which we compete may not have similar constraints.

Our wholesale energy segment is subject to extensive market regulation. Changes in these regulations could have a material adverse effect on our business, results of operations, financial condition and cash flows.

     The FERC, which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, has and may likely continue to impose price limitations, bidding rules and other mechanisms in an attempt to address some of the price volatility in these markets and mitigate market price fluctuations. These actions, along with potential changes to existing mechanisms, could have a materially adverse effect on our results of operations, financial condition and cash flows.

     We operate in a regulatory environment that is undergoing significant changes as a result of varying restructuring initiatives at both the state and federal levels. New regulatory policies, which may have a significant impact on our industry, are now being developed and we cannot predict the future direction of these changes or the ultimate effect that this changing regulatory environment will have on our business.

     Moreover, existing regulations may be revised or reinterpreted and new laws and regulations may be adopted or become applicable to our facilities or our commercial activities. Such future changes in laws and regulations may have a detrimental effect on our business. In this connection, state officials, the Cal ISO and the investor-owned utilities in California have argued to the FERC that our California generating subsidiaries should not continue to have market-based rate authority. While the FERC to date has consistently refused to force entities with market-based rates to return to cost-based rates, some of these proceedings are ongoing and we cannot predict what actions the FERC may take in the future. The impact of receiving cost-based rates on our California portfolio is also not predictable given that the numerous details of any such implementation are unknown at this time.

     In addition to the FERC investigations, several state and other federal regulatory investigations are ongoing in connection with wholesale electricity prices to determine the causes of the high prices and potentially to recommend remedial action. As these investigations proceed, additional matters could be discovered that could result in the imposition of restrictions on our business, fines, penalties or other adverse actions.

     The Cal ISO has undertaken, at the FERC's direction, a market redesign process that includes an ongoing obligation to offer available capacity in Cal ISO markets, a $250 per MWh price cap, as well as "automated" mitigation of all bids when any zonal clearing price for balancing energy exceeds $91.87 per MWh. The automated mitigation is only applied to bids that exceed certain reference prices and that would significantly increase the market price. However, in February 2003, the Cal ISO stated that it intends to appeal in federal court the FERC's decision regarding the application of automated mitigation to local market power situations. While the FERC has adopted similar thresholds for both local and system market power, Cal ISO is seeking to have a more restrictive procedure applied to local market power. Additional features of the California market redesign to be implemented in the future include a revised market monitoring and mitigation structure, a revised congestion management mechanism and an obligation for load-serving entities in California to maintain capacity reserves. A new California state statute purports to give the CPUC new power to regulate the operations and maintenance practices of our California generating subsidiaries, beyond the existing state regulation, regarding environmental and other health and safety matters. The CPUC has recently initiated the process of establishing the methods through which these new requirements will be administered.

     The NY Market is subject to significant regulatory oversight and control. The results of our operations in the NY Market are dependent on the continuance of the current regulatory structure. The rules governing the current regulatory structure are subject to change. We cannot assure you that we will be able to adapt our business in a timely manner in response to any changes in the regulatory structure, which could have a material adverse effect on our financial condition, results of operations and cash flows. The primary regulatory risk in this market is associated with the oversight activity of the New York Public Service Commission, the NYISO and the FERC. Our assets located in New York are subject to "lightened regulation" by the New York Public Service Commission, including provisions of the New York Public Service Law that relate to enforcement, investigation, safety, reliability, system improvements, construction, excavation, and the issuance of securities. Because lightened regulation was accomplished administratively, it could be revoked. The NYISO has the ability to revise wholesale prices, which could lead to delayed or disputed collection of amounts due to us for sales of electric energy and ancillary services. The NYISO may in some cases, subject to the FERC approval, also impose cost-based pricing and/or price caps. The NYISO has implemented automated mitigation procedures under which day-ahead energy bids will be automatically reviewed. If bids exceed certain pre-established thresholds and have a significant impact on the market-clearing price, the bids are then reduced to a pre-established market-based or negotiated reference bid. The NYISO has also adopted, at the FERC's direction, more stringent mitigation measures for all generating facilities in transmission-constrained New York City.

     The FERC has also undertaken a generic review of the terms and conditions of market-based rates for all sellers. Specifically, in November 2001, the FERC instituted an investigation regarding the tariffs of all sellers with market-based rate authority, including us. If the FERC adopts its proposed approach for addressing anti-competitive behavior, our future earnings may be adversely affected by an open-ended refund obligation on sales at market-based rates.

     The FERC also instituted a SMD rulemaking proceeding that proposes to eliminate discrimination in transmission service and to standardize electricity market design. The FERC's SMD proceeding would establish standardized transmission service throughout the United States, a standard wholesale electric market design, including forward and spot markets for energy and an ancillary services market. Further, this proceeding is also expected to provide all RTOs specifications regarding the entities that administer these markets and how these entities perform market monitoring and mitigation. While SMD is a positive development for our business, significant opposition to SMD has been voiced, and we cannot predict at this time whether standard market design will be adopted as proposed or what effect standard market design would have on our business growth prospects and financial results.

     The FERC's RTO initiative, which began in May 1999, is making progress in all areas of the country. If RTOs are established as envisioned by the FERC, "rate pancaking," or multiple transmission charges that apply to a single point-to-point delivery of energy will be eliminated within a region, and wholesale transactions within the region and between regions will be facilitated. The end result could be a more competitive, transparent market for the sale of energy and a more economic and efficient use and allocation of resources. However, considerable opposition exists in some regions of the United States to the development of RTOs as envisioned by the FERC, and the timing for completion of the developing RTOs is uncertain.

     Additionally, federal legislative initiatives have been introduced and discussed to address the problems being experienced in some power markets and to enhance or limit the FERC authority. We cannot predict whether such proposals will be adopted or their impact on industry restructuring. If the trend towards competitive restructuring of the wholesale power markets is reversed, discontinued or delayed, the business growth prospects and financial results of our wholesale energy and retail energy segments could be adversely affected.



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

Our costs of compliance with environmental laws are significant and the cost of compliance with new environmental laws could adversely impact our profitability.

     Our wholesale energy segment is subject to extensive environmental regulation by federal, state and local authorities. We are required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits, in operating our facilities, a number of which are coal-fired and subject to particularly intense regulatory oversight. We may incur significant additional costs to comply with these requirements. If we fail to comply with these requirements, we could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. If any of these events occur, our business, results of operations and financial condition and cash flows could be materially adversely affected. For more information regarding compliance with environmental laws, see "Business - Environmental Matters" in Item 1 of our Form 10-K/A.

The majority of our hydroelectric facilities are required to be licensed under the Federal Power Act. Any failure to obtain or maintain a required license for one or more of our hydroelectric facilities could have an adverse impact on us.

     The Federal Power Act gives the FERC exclusive authority to license non-federal hydroelectric projects on navigable waterways and federal lands. The FERC hydroelectric licenses are issued for terms of 30 to 50 years. Some of our hydroelectric facilities, representing approximately 90 MW of capacity, have licenses that expire within the next ten years. Facilities that we own representing approximately 160 MW of capacity have new or initial license applications pending before the FERC. Upon expiration of a FERC license, the federal government can take over the project and compensate the licensee, or the FERC can issue a new license to either the existing licensee or a new licensee. In addition, upon license expiration, the FERC can decommission an operating project and even order that it be removed from the river at the owner's expense. In deciding whether to issue a license, the FERC gives equal consideration to a full range of licensing purposes related to the potential value of a stream or river. It is not uncommon for the relicensing process to take between four and ten years to complete. Generally, the relicensing process begins at least five years before the license expiration date and the FERC issues annual licenses to permit a hydroelectric facility to continue operations pending conclusion of the relicensing process. We expect that the FERC will issue to us new or initial hydroelectric licenses for all the facilities with pending applications. Presently, there are no applications for competing licenses and there is no indication that the FERC will decommission or order any of the projects to be removed.

As a result of events in California over the past few years, our wholesale power operations in our West region have experienced delays in the collection of receivables and are subject to uncertainty relating to ongoing litigation and governmental proceedings.

     We are defendants in several class action lawsuits and other lawsuits filed against us and a number of other companies that either owned generation plants in California or sold electricity in California markets. These lawsuits challenge the prices for wholesale electricity in California during parts of 2000 and 2001. The FERC is also continuing its staff investigation into potential manipulation of electric and natural gas prices in the West region for the period from January 2000 to June 2001. Some counterparties have challenged long-term bilateral contracts based on the alleged market dysfunction in Western power markets in 2000 and 2001.

     In addition to the FERC investigations, several state and other federal regulatory investigations are on-going in connection with the wholesale electricity prices in California and neighboring Western states to determine the causes of the high prices and potentially to recommend remedial action. Finally, a new California state statute purports to give the CPUC new powers to regulate the operations of our California generating subsidiaries, beyond the existing state regulation regarding environmental and other health and safety matters. The CPUC has recently initiated the process of establishing the methods through which these new requirements will be administered. For information regarding our receivables for sales in the California market and uncertainty relating to ongoing legal litigation and investigations, see notes 14(g) and 14(h) to our consolidated financial statements.

     As these investigations proceed, additional matters could be discovered that could result in the imposition of restrictions on our businesses, fines, penalties or other adverse events.

Our business operations and hedging activities expose us to the risk of non-performance by counterparties.

     Our trading, marketing and risk management services operations are exposed to the risk that counterparties who owe us money or physical commodities and services, such as power, natural gas or coal, will not perform their obligations. Should the counterparties to these arrangements fail to perform, we might be forced to acquire alternative hedging arrangements or replace the underlying commitment at then-current market prices. In this event, we might incur additional losses to the extent of amounts, if any, already paid to the counterparties.

     As a result of recent events, including the credit crisis in the merchant energy sector, decreasing liquidity in our trading markets and the related downgrading of our credit ratings and the credit ratings of many of our trading counterparties to below investment grade, we have been required to enter into trading and other commercial arrangements with higher risk counterparties than those with whom we have typically contracted in the past. These arrangements, coupled with the credit crisis in our sector, have increased our exposure to the risk of non-performance by counterparties who owe us money or physical commodities.

Operation of power generation facilities involves significant risks that could negatively affect our results of operations and cash flows.

     Our wholesale energy segment is exposed to risks relating to the breakdown or failure of equipment or processes, fuel supply interruptions, shortages of equipment, material and labor, and operating performance below expected levels of output or efficiency. Significant portions of our facilities were constructed many years ago. Older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to add to or upgrade equipment to keep it operating at peak efficiency, to comply with changing environmental requirements, or to provide reliable operations. Such changes could affect our operating costs. Any unexpected failure to produce power, including failure caused by breakdown or forced outage, could have a material adverse effect on our results of operations, financial condition and cash flows.

Construction of power generation facilities involves significant schedule and cost risks that could negatively affect our results of operations, financial condition and cash flows.

     Currently, we have four power generation facilities under development or construction. Our successful completion of these facilities is subject to the following:

     o    power prices;

     o    shortages and inconsistent qualities of equipment, material and labor;

     o    availability of financing;

     o    failure of key contractors and vendors to fulfill their obligations;

     o    work stoppages due to plant bankruptcies and contract labor disputes;

     o    permitting and other regulatory matters;

     o    unforeseen weather conditions;

     o    unforeseen equipment problems;

     o    environmental and geological conditions; and

     o    unanticipated capital cost increases.

     Any of these factors could give rise to delays, cost overruns or the termination of the plant expansion or construction. Many of these risks cannot be adequately covered by insurance. While we maintain insurance, obtain warranties from vendors and obligate contractors to meet specified performance standards, the proceeds of such insurance, warranties or performance guarantees may not be adequate to cover lost revenues, increased expenses or liquidated damages payments we may owe.

     If we were unable to complete the development of a facility, we would generally not be able to recover our investment in the project. The process for obtaining governmental permits and approvals is complicated, expensive, lengthy and subject to significant uncertainties. Transmission interconnection, fuel supply and cooling water arrangements represent some cost uncertainties during project development that may also result in termination of the project. In addition, construction delays and contractor performance shortfalls can result in the loss of revenues and may, in turn, adversely affect our results of operations. The failure to complete construction according to specifications can result in liabilities, reduced plant efficiency, higher operating costs and reduced earnings.

The loss of the tolling agreement for our Liberty electric generating station could have a material adverse impact on our results of operations, financial condition and cash flows.

         The output of our Liberty electric generating station is contracted under a long-term tolling agreement between LEP and PGET. We have several disputes with PGET that could result in the termination of the tolling agreement. If the tolling agreement is terminated, it is possible that Liberty's lenders would initiate foreclosure proceedings against LEP and Liberty and both Liberty and LEP may seek other alternatives, including reorganization under the bankruptcy laws. Such a termination may also result in PGET drawing on the $35 million letter of credit posted by Reliant Resources on behalf of LEP under the tolling agreement. For more information regarding this matter, see note 14(j) to our consolidated financial statements.

RISKS RELATED TO OUR BUSINESSES GENERALLY

We do not attempt to fully hedge our assets or positions against changes in commodity prices, and our risk management policies and procedures may not be effective.

     Commodity price risk is an inherent component of our retail and wholesale energy operations. Our results of operations, financial condition and cash flows depend, in large part, upon prevailing market prices for electricity and fuel in our markets. Market prices may fluctuate substantially over relatively short periods of time, potentially adversely impacting our results of operations, financial condition and cash flows. Changes in market prices for electricity and fuel may result from the following:

     o    weather conditions;

     o    seasonality;

     o    demand for energy commodities and general economic conditions;

     o    forced or unscheduled plant outages;

     o disruption of electricity or gas transmission or transportation, infrastructure or other constraints or inefficiencies;

     o    addition of generating capacity;

     o    availability of competitively priced alternative energy sources;

     o    availability and levels of storage and inventory for fuel stocks;

     o natural gas, crude oil and refined products, and coal production levels;

     o the creditworthiness or bankruptcy or other financial distress of market participants;

     o    changes in market liquidity;

     o natural disasters, wars, embargoes, acts of terrorism and other catastrophic events; and

     o    federal, state and foreign governmental regulation and legislation.

     To mitigate our financial exposure related to commodity price fluctuations, we routinely enter into contracts to hedge a portion of our purchase and sale commitments, exposure to weather fluctuations, fuel requirements and inventories of natural gas, coal, refined products, and other commodities and services. As part of this strategy, we routinely utilize derivative instruments (e.g., fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts). However, we do not expect to cover the entire exposure of our assets or positions to market price and volatility changes, and the coverage will vary over time. This hedging activity fluctuates according to strategic objectives, taking into account the desire for cash flow or earnings certainty, the availability of liquidity resources and our view of market prices.

     Our risk management procedures and our hedging strategies are constrained by our liquidity, our access to credit and the reduction in market liquidity, and may not be followed or work as planned. These and other factors may adversely impact our results of operations, financial condition and cash flows.

     At times we have open positions in the market (required to be within established corporate risk management guidelines), resulting from optimizing our power generation portfolio and eliminating our remaining trading positions. If we have open positions, changes in commodity prices could negatively impact our results of operations, financial condition and cash flows. We have measures and controls in place that are designed to mitigate the impact of commodity price changes on our positions. These measures and controls are based on statistical analyses and estimates. Consequently, no assurance can be given that these controls and measures will be effective in the event that anomalous commodity price changes occur.

     For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Trading and Marketing Operations," "Quantitative and Qualitative Disclosures About Market Risk" in
Exhibit 99.3 of this Form 8-K and note 7 to our consolidated financial statements.

The ultimate outcome of the numerous lawsuits and regulatory proceedings to which we are a party cannot be predicted at this time.

     We are party to numerous lawsuits and regulatory proceedings relating to our trading and marketing activities, including the following:

     o certain same-day commodity trading transactions in which we engaged in 1999, 2000 and 2001 involving purchases and sales with the same counterparty for the same volume at substantially the same price, referred to as "round trip trades;"

     o a series of four structured transactions entered into during the period May 2001 through September 2001, referred to as "structured transactions;" and

     o our activities in the California wholesale market from January 2000 to June 2001.

     In addition, various state and federal governmental agencies have commenced investigations relating to these activities. These lawsuits, proceedings and investigations are currently the subject of intense, highly charged media and political attention. Their ultimate outcome cannot be predicted at this time. In addition, these lawsuits, proceedings and investigations could lead to the discovery of additional conduct or transactions not known at this time that could result in additional litigation or regulatory action. For additional information regarding these legal proceedings and investigations, see note 14(g) to our consolidated financial statements.

Our strategic plans may not be successful.

     Our future results of operations are dependent on the success of our strategic plans. Our strategic plans with respect to our wholesale energy segment indicate a shift in emphasis from identifying and pursuing acquisition and development candidates to completing facilities currently under construction and integrating recently acquired generation facilities. This change reflects our current focus on integrating the Orion Power assets with our other domestic wholesale energy operations, the completion of our construction projects and our judgments regarding the current state of the wholesale electricity and capital markets. Our strategy could change to respond to market conditions or other circumstances. Additionally, our strategic plans include the evaluation of our option to acquire 81% of Texas Genco from CenterPoint. Our decision will be based on many factors including the option price and our ability to finance this acquisition. Our inability to consummate the acquisition could adversely affect our future results of operations.

If we fail to obtain or maintain any necessary governmental permit or approval, our results of operations may be adversely affected.

     Our operations are subject to complex and stringent energy, environmental and other governmental laws and regulations. The acquisition, ownership and operation of power generation facilities require numerous permits, approvals and certificates from federal, state and local governmental agencies. The operation of our generation facilities must also comply with environmental protection and other legislation and regulations. At present, we have wholesale operations in Arizona, California, Florida, Illinois, Maryland, Nevada, New Jersey, New York, Ohio, Pennsylvania, Texas and West Virginia. Most of our existing domestic generation facilities are exempt wholesale generators that sell electricity exclusively into the wholesale market. These facilities are subject to regulation by the FERC regarding rate matters and by state regulatory commissions regarding environmental and other health and safety matters. The FERC has authorized us to sell electricity produced from these facilities at market prices. The FERC retains the authority to modify or withdraw our market-based rate authority and to impose "cost of service" rates if it determines that market pricing is not in the public interest. Any reduction by the FERC of the rates we may receive for our generation activities may materially adversely effect our business, results of operations, financial condition and cash flows.

Changes in technology may impair the value of our power plants and may significantly impact our business in other ways as well.

     Research and development activities are ongoing to improve alternative technologies to produce electricity, including fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies to a level below that which we have forecasted. In addition, increased conservation efforts and advances in technology could reduce electricity demand and significantly reduce the value of our power generation assets. Changes in technology could also alter the channels through which retail electric customers buy electricity.

Our results of operations, our ability to access capital and insurance and our future growth prospects could be adversely affected by the occurrence or risk of occurrence of future terrorist attacks or related acts of war.

     We are currently unable to measure the ultimate impact of the terrorist attacks of September 11, 2001 on our industry and the United States economy as a whole. The uncertainty associated with the military activity of the United States and other nations and the risk of future terrorist activity may impact our results of operations and financial condition in unpredictable ways. These actions could result in adverse changes in the insurance markets and disruptions of power and fuel markets. In addition, our generation facilities or the power transmission and distribution facilities on which we rely could be directly or indirectly harmed by future terrorist activity. The occurrence or risk of occurrence of future terrorist attacks or related acts of war could also adversely affect the United States economy. A lower level of economic activity could result in a decline in energy consumption, which could adversely affect our revenues, margins and cash flows and limit our future growth prospects. The occurrence or risk of occurrence could also increase pressure to regulate or otherwise limit the prices charged for electricity or gas. Also, these risks could cause instability in the financial markets and adversely affect our ability to access capital on terms and conditions acceptable to us.

Our insurance coverage may not be sufficient and our insurance costs may increase.

     We have insurance coverages, subject to various limits and deductibles, covering our generation facilities, including property damage insurance and general liability insurance in amounts that we consider appropriate. However, we cannot assure you that insurance coverage will be available in the future on commercially reasonable terms or that the insurance proceeds received for any loss of or any damage to any of our generation facilities will be sufficient to restore the loss or damage without negative impact on our financial condition and results of operations. The costs of our insurance coverage have increased significantly during recent periods and may continue to increase in the future.

RISKS RELATED TO OUR CORPORATE AND FINANCIAL STRUCTURE

We have significant debt that could negatively impact our business.

     We have significant debt outstanding. As of March 31, 2003, we had total consolidated debt outstanding of $7.9 billion (excluding $693 million of debt related to our European energy operations). Our high level of debt could:

     o    make it difficult for us to satisfy our obligations;

     o limit our ability to obtain additional financing to operate our business;

     o limit our financial flexibility in planning for and reacting to industry changes;

     o place us at a competitive disadvantage as compared to less leveraged companies;

     o increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates and volatility in commodity prices; and

     o require us to dedicate a substantial portion of our cash flows to payments on our debt.

     The incurrence of additional debt could make it more likely that we will experience some or all of the above-described risks. For more information regarding our outstanding debt, see notes 9 and 21(a) to our consolidated financial statements.

If we do not generate sufficient positive cash flows, we may be unable to service our debt.

      Our ability to pay principal and interest on our debt depends on our future operating performance. Future operating performance is subject to market conditions and business factors that often are beyond our control. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow these alternative measures or that such measures would satisfy our scheduled debt service obligations.

     No assurance can be given that we will have sufficient cash flows to pay the principal, premium, if any, and interest on our debt. If we cannot make scheduled payments on our debt, we will be in default and, as a result:

     o our debt holders could declare all outstanding principal and interest to be due and payable;

     o our senior debt lenders could terminate their commitments and commence foreclosure proceedings against our assets; and

     o    we could be forced into bankruptcy or liquidation.

The terms of our debt may severely limit our ability to plan for or respond to changes in our businesses.

         Our March 2003 credit facilities restrict our ability to take specific actions in planning for and responding to changes in our business without the consent of our lenders, even if such actions may be in our best interest. Our

March 2003 credit facilities also require us to maintain specified financial ratios and meet specific financial tests. For more information regarding these restrictions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Consolidated Future Uses and Sources of Cash and Certain Factors Impacting Future Uses and Sources of Cash" in this Exhibit 99.2 of this Form 8-K and notes 9 and 21(a) to our consolidated financial statements.

     Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our businesses could be adversely impacted.

An increase in short-term interest rates could adversely affect our cash flows.

     As of March 31, 2003, we had $7.2 billion of outstanding floating-rate debt (excluding $655 million of floating-rate debt of our European energy operations). Because of capital constraints impacting our business at the time some of this floating-rate debt was entered into, the interest rate margins are substantially above our historical borrowing margins. In addition, any floating-rate debt issued by us in the future could be at interest rate margins substantially above our historical borrowing margins. While we may seek to use interest rate swaps or other derivative instruments to hedge portions of our floating-rate debt exposure, we may not be successful in obtaining hedges on acceptable terms. Any increase in short-term interest rates would result in higher interest costs and could adversely affect our results of operations, financial condition and cash flows.

Our non-investment grade credit ratings could adversely impact our ability to access capital on acceptable terms, optimize our assets and operate our risk management activities.

     Our credit rating has been downgraded to below investment grade. The downgrading of our credit rating has limited, and will likely continue to limit, our ability to refinance our debt obligations and access the capital markets. A number of our commercial contracts and guarantees associated with our asset optimization and risk management operations require us to satisfy collateral margin requirements that vary depending on energy market prices and contract prices. In addition, certain of our contracts with commercial, industrial and institutional electricity customers give the customer the right to terminate the contract based on our receiving a below-investment-grade credit rating from certain ratings agencies. Through March 31, 2003, we have not experienced any contract terminations in our retail energy segment as a result of downgrades of our credit ratings to below investment grade. As a result of the downgrading of our credit rating, we may not be able to satisfy future collateral margin requirements under these contracts and guarantees. For information regarding our current credit ratings by the major credit agencies and related future adverse impacts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Consolidated Future Uses and Sources of Cash and Certain Factors Impacting Future Uses and Sources of Cash" in this Exhibit 99.2 of this Form 8-K.

Reliant Resources is a holding company with no operations of its own. As a result, we depend on distributions from our subsidiaries to make payments on our debt obligations and meet our other cash requirements. Applicable laws or contractual restrictions could limit the amount of distributions made to us by our subsidiaries.

     We derive substantially all our operating income from, and hold substantially all of our assets through, our subsidiaries. As a result, we depend on distributions of cash flows and earnings of our subsidiaries in order to meet our payment obligations under our credit facilities and other obligations. These subsidiaries are separate and distinct legal entities and have no obligation, unless specifically contracted, to pay any amounts due on our debts or other obligations, whether by dividends, distributions, loans or otherwise. Many of our subsidiaries have guaranteed our obligations under our March 2003 credit facilities to the extent legally and contractually permitted and are co-borrowers under the new $300 million senior priority revolving credit facility. The terms of some of our subsidiaries' indebtedness restrict their ability to pay dividends or make payments to us in some circumstances. The terms of any new or amended subsidiary indebtedness could further restrict payments from these subsidiaries. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to us. For additional information regarding these restrictions, see notes 9 and 21(a) to our consolidated financial statements.

     Our right to receive any assets of any subsidiary will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we are a creditor of any subsidiary, our rights as a creditor are subordinated to the indebtedness of the subsidiary under our March 2003 credit facilities.

Our historical financial results as a subsidiary of CenterPoint may not be representative of our results as a separate company.

     The historical financial information relating to periods prior to the Distribution that we have included in this Form 8-K does not necessarily reflect what our results of operations, financial condition and cash flows would have been had we been a separate, stand-alone entity during such periods. Our costs and expenses during such periods reflect charges from CenterPoint for centralized corporate services and infrastructure costs. These allocations have been determined based on assumptions that we and CenterPoint considered to be reasonable under the circumstances. This historical financial information is not necessarily indicative of what our results of operations, financial condition and cash flows will be in the future. We may experience significant changes in our cost structure, funding and operations as a result of our separation from CenterPoint, including increased costs associated with reduced economies of scale, and increased costs associated with being a publicly traded, stand-alone company.

RISKS RELATED TO THE SALE OF OUR EUROPEAN ENERGY OPERATIONS

We signed an agreement to sell our European energy operations to Nuon. As in any sale transaction with regulatory approval as a condition precedent, there is risk that the sale may be substantially delayed or may not be consummated.

     In February 2003, we signed a share purchase agreement to sell our European energy operations to Nuon. The sale is subject to the approval of the Dutch and German competition authorities. We anticipate that the consummation of the sale will occur in the summer of 2003. No assurance can be given that we will obtain the approval of the Dutch and German competition authorities or that such approvals can be obtained in a timely manner. For further information regarding the sale of our European energy operations, see note 23 to our consolidated financial statements.

There is significant operational, commercial and financial risk to our European energy operations if the sale to Nuon is not consummated.

     If the sale of our European energy operations is not consummated, we may be significantly impacted by negative market perception regarding an entity with a sub-investment grade credit rating, which has, directly and indirectly, three credit facilities that mature during 2003 with an aggregate face value of approximately $1.3 billion. Key commercial counterparties and vendors may limit their transactions and exposures with us. No assurance can be given regarding our ability to successfully or adequately mitigate these risks.

                         LIQUIDITY AND CAPITAL RESOURCES

HISTORICAL CASH FLOWS

     The net cash provided by or used in operating, investing and financing activities for 2000, 2001 and 2002 is as follows:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------------
                                                                               2000              2001             2002
                                                                           ------------      ------------     ------------
                                                                                             (IN MILLIONS)
Cash provided by (used in):
  Operating activities ...............................................     $        335      $       (152)    $        519
  Investing activities ...............................................           (3,013)             (838)          (3,486)
  Financing activities ...............................................            2,721             1,000            3,981

Cash Provided by (Used in) Operating Activities

     2002 Compared to 2001. Net cash provided by operating activities during 2002 increased $671 million compared to 2001. This increase was primarily due to $349 million of changes in working capital and other changes in assets and liabilities and to a lesser extent due to $217 million of changes from cash flows from operations, excluding changes in working capital and other changes in assets and liabilities. Additionally, cash outflows related to the operations of our discontinued European energy operations decreased $105 million during 2002 compared to 2001.

     Net cash provided by operating activities increased by $349 million from $594 million in net cash outflows in 2001 to $245 million in net cash outflows in 2002 due to changes in working capital and other changes in assets and liabilities due to the following:

     o $95 million of net proceeds related to an arrangement with a financial institution to sell an undivided interest in accounts receivable from residential and small commercial retail electric customers (see note 15 to our consolidated financial statements);

     o $136 million of net collateral deposits related to an operating lease returned to us in 2002 coupled with net collateral deposits paid in 2001 of $145 million (see note 14(c) to our consolidated financial statements);

     o $79 million of reduced lease prepayments in 2002 compared to $181 million in 2001, related to the REMA sale-leaseback agreements (see note 14(a) to our consolidated financial statements);

     o $121 million related to the settlement of two structured transactions in 2002 coupled with $117 million of related cash outflows due to the execution of the two structured transactions in 2001 (see note 7(b) to our consolidated financial statements);

     o $145 million decrease in restricted cash resulting from Orion Power utilizing restricted cash to repay certain outstanding borrowings in connection with the restructuring of the Orion MidWest and Orion NY facilities in October 2002 (see note 9(a) to our consolidated financial statements); and

     o $167 million decrease in restricted cash in 2002 coupled with increased restricted cash of $117 million in 2001 related to our REMA operations (see notes 2(l) and 14(a) to our consolidated financial statements).

     These items were partially offset by the following:

     o $55 million loss settlement of forward-starting swaps during May and November of 2002;

     o $193 million of cash outflows for margin deposits related to our trading and hedging activities primarily to provide credit support as a result of our downgrades to sub-investment grade coupled with cash inflows of $167 million for margin deposits in 2001;

     o $134 million increase in net cash outflows due to a net decrease in cash inflows associated with accounts receivable of $935 million primarily due to our retail energy segment beginning operations in 2002 and net intercompany accounts receivable of $66 million, partially offset by a decrease in cash outflows associated with accounts payable of $867 million due to the timing of cash payments; and

     o    other changes in working capital.

     Net cash flows from operations, excluding changes in working capital and other changes in assets and liabilities increased $217 million in 2002 with net cash inflows of approximately $834 million in 2002, compared to $617 million in 2001, primarily due to the following:

     o cash flows provided by our retail energy segment for retail sales during 2002 due to the Texas retail market opening to full competition in January 2002, partially offset by

     o decreased operating cash flows from our wholesale energy segment primarily due to a $357 million decline in operating margins in 2002 compared to 2001.

     2001 Compared to 2000. Net cash provided by operating activities during 2001 decreased by $487 million compared to 2000. This decrease was attributed to changes of $294 million in working capital and other changes in assets and liabilities, offset by changes of $384 million from cash flows from operations excluding these items. Additionally, cash flows related to the operations of our discontinued European energy operations decreased $577 million during 2001 compared to 2000.

     Changes in working capital and other assets and liabilities in 2001 resulted in net cash outflows of approximately $594 million compared to $300 million in 2000, primarily due to the following:

     o a $286 million net cash outflow due to a reduction in accounts payable partially offset by a reduction in accounts receivable and net intercompany accounts receivable during 2001 due to the payment of a significant gas payable by our wholesale energy segment in 2001 which was accrued in 2000;

     o a $181 million lease prepayment related to the REMA sale-leaseback agreements (see note 14(a) to our consolidated financial statements);

     o $117 million increase in restricted cash related to our REMA operations (see notes 2(l) and 14(a) to our consolidated financial statements);

     o $145 million increase in deposits in a collateral account related to an equipment financing structure (see note 14(c) to our consolidated financial statements);

     o $117 million of net cash outflows related to the execution of two structured transactions in 2001 (see note 7(b) to our consolidated financial statements); and

     o the foregoing items were partially offset by $374 million of reduced net margin deposits on energy trading and hedging activities as a result of reduced commodity volatility and relative price levels of natural gas and power compared to the fourth quarter of 2000.

     Cash flows from operations, excluding changes in working capital and other changes in assets and liabilities, were approximately $617 million in 2001 compared to approximately $233 million in 2000. This increase was primarily due to a $483 million increase in operating margins from our wholesale energy segment's power generation operations in 2001 compared to 2000. This increase was partially offset by increased costs related to our retail energy segment's increased staffing levels and preparation for competition in the retail electric market in Texas.

Cash Used in Investing Activities

     2002 Compared to 2001. Net cash used in investing activities increased by $2.6 billion during 2002 compared to 2001. This increase was primarily due to funding the acquisition of Orion Power for $2.9 billion, partially offset by reduced capital expenditures of $178 million related to decreased construction of domestic power generation projects and capital expenditures by our retail energy segment related to acquiring and developing information technology systems during 2002 as compared to 2001. Investing cash flows related to our discontinued European energy operations increased $140 million due primarily to a $137 million cash dividend received in 2002 from an equity method investment.

     2001 Compared to 2000. Net cash used in investing activities decreased by $2.2 billion during 2001 compared to 2000. This decrease was partially due to the acquisition of REMA for $2.1 billion on May 12, 2000, partially offset by proceeds from the REMA sale-leaseback transactions of $1.0 billion, each as more fully described below, partially offset by reduced capital expenditures of $99 million primarily by our wholesale energy segment partially offset by increased capital expenditures by our retail energy segment related to acquiring and developing information technology systems. Additionally, investing cash flows related to our discontinued European energy operations decreased $975 million due primarily to the funding of the remaining purchase obligation of REPGB of $982 million on March 1, 2000.

     Acquisition of Orion Power Holdings, Inc. On February 19, 2002, we acquired all of the outstanding shares of common stock of Orion Power for an aggregate purchase price of $2.9 billion and assumed debt obligations of $2.4 billion. As of February 19, 2002, Orion Power's debt obligations were $2.4 billion ($2.1 billion net of restricted cash pursuant to debt covenants). We funded the purchase of Orion Power with a $2.9 billion credit facility and $41 million of cash on hand. For further discussion, see note 5(a) to our consolidated financial statements.

     Acquisition of REMA and REMA Sale-Leaseback. On May 12, 2000, we completed the acquisition of REMA from Sithe Energies, Inc. for an aggregate purchase price of $2.1 billion. The acquisition was originally financed through bridge loans from CenterPoint, of which $1.0 billion was converted to equity. In August 2000, we entered into three separate sale-leaseback transactions with each of the three owner-lessors for our interests in three generating stations, which we acquired as part of the REMA acquisition. As consideration for the sale of our interest in the facilities, we received a total of $1.0 billion in cash that we used to repay indebtedness owed by us to CenterPoint. For additional information about the acquisition and these transactions, see notes 5(b) and 14(a) to our consolidated financial statements.

Cash Provided by Financing Activities

     2002 Compared to 2001. Cash flows provided by financing activities increased $3.0 billion in 2002 compared to 2001, primarily due to an increase in short-term borrowings used to fund the acquisition of Orion Power and other working capital requirements as well as to fund increased working capital in order to meet future obligations. In addition, we had decreased investments of excess cash in an affiliate of CenterPoint and decreases in purchases of treasury stock. These items were partially offset by $1.7 billion in net proceeds from our IPO in 2001 and $204 million increase in long-term debt repayments in 2002 compared to 2001. Financing cash flows related to our discontinued European energy operations decreased $335 million.

     2001 Compared to 2000. Cash flows provided by financing activities decreased by $1.7 billion in 2001 compared to 2000, primarily due to a decrease in borrowings from CenterPoint coupled with advancing excess cash on a short-term basis to a subsidiary of CenterPoint which provides a cash management function for CenterPoint, reduced contributions from CenterPoint, and a decrease in long-term borrowings and purchase of treasury stock during the second half of 2001. These items were partially offset by an increase in short-term borrowings from third parties, primarily used to fund the wholesale energy segment's capital expenditures and for general corporate purposes, and by $1.7 billion in net proceeds from the IPO. In addition, financing cash flows from our discontinued European energy operations decreased $155 million.

     Our Initial Public Offering. In May 2001, we offered 59.8 million shares of our common stock to the public at an IPO price of $30 per share and received net proceeds from the IPO of $1.7 billion. Pursuant to the terms of the master separation agreement with CenterPoint, we used $147 million of the net proceeds to repay certain indebtedness owed to CenterPoint. Proceeds not initially utilized from the IPO during 2001 were advanced on a short-term basis to CenterPoint, which provided a cash management function. As of December 31, 2001, we had $390 million of outstanding advances to CenterPoint. During 2001 and 2002, the IPO proceeds were used for repayment of third party borrowings, repurchase of our common stock, capital expenditures and payment of taxes, interest and other payables. In May 2001, prior to the closing of the IPO, CenterPoint converted to equity or contributed to us an aggregate of $1.7 billion of indebtedness owed by us to CenterPoint of which $35 million was related to accrued intercompany interest expense. Following the IPO, CenterPoint no longer provided financing or credit support for us, except for specified transactions or for a limited period of time. For additional information, see note 3 to our consolidated financial statements.

     Orion Power's Subsidiaries Amended and Restated Credit Facilities. During October 2002, we terminated the Orion Power revolving senior credit facility and, as part of the same transaction, we refinanced the Orion MidWest credit facility and the Orion NY credit facility and extended their maturities until October 2005. In connection with this refinancing, we paid $145 million of outstanding borrowings under the related facilities. For further discussion regarding this refinancing, see note 9(a) to our consolidated financial statements.

     Convertible Senior Notes. As of the Orion Power acquisition date, Orion Power had outstanding $200 million of aggregate principal amount of 4.5% convertible senior notes, due on June 1, 2008. Pursuant to certain change of control provisions, Orion Power commenced an offer to repurchase the convertible senior notes on March 1, 2002, which expired on April 10, 2002. During the second quarter of 2002, we repurchased $189 million in principal amount under the offer to repurchase. During the fourth quarter of 2002, the remaining $11 million aggregate principal amount of these notes were repurchased for $8 million. For additional information, see note 9(b) to our consolidated financial statements.

     Treasury Stock Purchase. During 2001, we purchased 11 million shares of our common stock at an average price of $17.22 per share, for a $189 million aggregate purchase price. For additional information, see note 10(b) to our consolidated financial statements.

CONSOLIDATED CAPITAL REQUIREMENTS

     Our liquidity and capital requirements are affected primarily by our results of operations, capital expenditures, debt service requirements, working capital needs and collateral requirements. We expect to complete the construction of new generation facilities that are in progress; however, the refinanced and new credit facilities entered into in March 2003 restrict the construction of any new generation facilities in the future. Subject to restrictions in our March 2003 credit facilities, maintenance of plants will continue to include costs necessary to operate the plants safely, including necessary environmental expenditures. We will evaluate opportunities to enter retail electric markets for large commercial, industrial and institutional customers, in particular, in regions in which we have electric generating facilities and capacity. Subject to restrictions in our March 2003 credit facilities, we may buy or acquire mass market customers in ERCOT. We expect our capital requirements to be met with cash flows from operations, borrowings under our senior secured revolving credit facility and proceeds from one or more debt and equity offerings, securitization of assets and other borrowings. We believe that our current level of cash and borrowing capability, along with our future anticipated cash flows from operations, will be sufficient to meet the existing operational and collateral needs of our business for the next 12 months. Subject to restrictions in our March 2003 credit facilities, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell assets, obtain additional credit facilities or other financings and/or issue additional equity or convertible instruments. For additional discussion regarding our capital commitments, see note 14(e) to our consolidated financial statements.

     The following table sets forth our consolidated capital and operational and major maintenance expense requirements for 2002, and estimates of our consolidated capital and operational and major maintenance expense requirements for 2003 through 2007, excluding the purchase of Texas Genco (in millions):

                                          2002         2003         2004         2005         2006         2007
                                        --------     --------     --------     --------     --------     --------
Retail energy .....................     $    100     $     29     $     23     $     21     $     20     $     20
Wholesale energy (1)(2) ...........          465          680          174           70          108           98
Other operations ..................           77           43           24           17           17           17
Major maintenance cash outlays ....           80          104          120          133           88          131
                                        --------     --------     --------     --------     --------     --------
    Total .........................     $    722     $    856     $    341     $    241     $    233     $    266
                                        ========     ========     ========     ========     ========     ========

----------

(1) In connection with our separation from CenterPoint, CenterPoint granted us an option to purchase all of the shares of capital stock of Texas Genco owned by CenterPoint in January 2004. Texas Genco holds the Texas generating assets of CenterPoint's electric utility division. The purchase of Texas Genco has been excluded from the above table. For additional information regarding this option to purchase Texas Genco, see note 4(b) to our consolidated financial statements.

(2) We currently estimate the capital expenditures by off-balance sheet special purpose entities to be $349 million and $45 million in 2003 and 2004, respectively. Estimated capital expenditures for 2003 and 2004 for these projects have been included in the table above as we consolidated these special purpose entities effective January 1, 2003 upon the adoption of FIN No. 46. See note 14(b) to our consolidated financial statements for additional information regarding these transactions.

     Generating Projects. As of December 31, 2002, we had one generating facility under construction on our consolidated balance sheet. Total estimated cost of constructing this facility is $486 million. As of December 31, 2002, we had incurred $332 million of the total projected costs of this project, which was funded from equity and corporate debt. In addition to this generating facility, we are constructing three facilities under construction agency agreements through off-balance sheet special purpose entities to be completed in 2003 and 2004. As of December 31, 2002, the off-balance sheet special purpose entities had incurred $1.3 billion in construction costs, property, plant and equipment and spare parts inventory. We consolidated these special purpose entities effective January 1, 2003 upon the adoption of FIN No. 46. We expect to spend approximately an additional $420 million in order to complete these facilities. For more information regarding the construction agency agreements, see notes 2(t), 14(b) and 21(a) to our consolidated financial statements.

     Environmental Expenditures. We anticipate spending up to $133 million in capital and other special project expenditures from 2003 through 2007 for environmental compliance, totaling approximately $35 million, $35 million, $14 million, $23 million and $26 million in 2003, 2004, 2005, 2006 and 2007, respectively, which is included in the above table. In addition, we expect to spend $22 million (which is not included in the table above) from 2003 through 2007 for pre-existing conditions and remediations, which are recorded as liabilities in our consolidated balance sheet.

     Texas Genco Option. In connection with the separation of our businesses from those of CenterPoint, CenterPoint granted us an option to purchase all of the shares of capital stock of Texas Genco owned by CenterPoint in January 2004. If we exercise our purchase option, our March 2003 credit facilities would require us to fund the purchase obligation solely with proceeds from permitted asset sales, including our European energy operations, proceeds from subordinated debt and equity offerings, a limited recourse acquisition financing and/or borrowings at Texas Genco (or its intermediate holding company). If we are not able to realize such proceeds, we do not expect that we will be able to exercise the option. If we do not exercise the option, we will need to continue to contract with Texas Genco or others to meet some of our retail supply obligations. For additional information regarding this option to purchase CenterPoint's interest in Texas Genco, see note 4(b) to our consolidated financial statements.

     The following table sets forth estimates to our consolidated contractual obligations as of December 31, 2002 to make future payments for 2003 through 2008 and thereafter:

                                                                                                               2008 AND
CONTRACTUAL OBLIGATIONS                      TOTAL       2003       2004       2005       2006       2007     THEREAFTER
-----------------------                     --------   --------   --------   --------   --------   --------   ----------
                                                                           (IN MILLIONS)
Debt, including credit facilities .......   $  6,689   $    793   $    136   $  1,096   $    515   $  3,429   $    720
Mid-Atlantic generating assets
  operating lease payments ..............      1,424         77         84         75         64         65      1,059
Other operating lease payments ..........        795         83         89         88         86         61        388
Trading and marketing liabilities .......        738        505        152         49         19          5          8
Non-trading derivative liabilities ......        489        327        120         25         10         --          7
Other commodity commitments .............      3,607      1,073        410        381        302        110      1,331
Payment to CenterPoint ..................        175         --        175         --         --         --         --
Stadium naming rights ...................        276         10         10         10         10         10        226
Other ...................................          5          5         --         --         --         --         --
                                            --------   --------   --------   --------   --------   --------   --------
  Total contractual cash obligations ....   $ 14,198   $  2,873   $  1,176   $  1,724   $  1,006   $  3,680   $  3,739
                                            ========   ========   ========   ========   ========   ========   ========

     For discussion of the refinancing of certain facilities in March 2003, the effects of which are reflected above, see note 21(a) to our consolidated financial statements and discussions below. During October 2005, the Orion MidWest and Orion NY credit facilities will mature. Included in the above table for debt contractual obligations in 2005 is $1.1 billion of Orion MidWest and Orion NY credit maturities. We believe that Orion MidWest's and Orion NY's future anticipated cash flows from operations will be sufficient to prepay a substantial portion of the outstanding borrowings under these credit facilities. Upon maturity of these facilities, we anticipate refinancing any remaining outstanding borrowings.

     Mid-Atlantic Assets Lease Obligation. In August 2000, we entered into separate sale-leaseback transactions with each of the three owner-lessors for our applicable interests in three generating stations, which we acquired as part of the REMA acquisition. For additional discussion of these lease transactions, see notes 5(b) and 14(a) to our consolidated financial statements.

     Other Operating Lease Commitments. For a discussion of other operating leases, see note 14(a) to our consolidated financial statements.

     Other Commodity Commitments. For a discussion of other commodity commitments, see note 14(e) to our consolidated financial statements.

     Payment to CenterPoint. To the extent that our price to beat for electric service to residential and small commercial customers in CenterPoint's Houston service territory during 2002 and 2003 exceeds the market price of electricity, we may be required to make a payment to CenterPoint in 2004. As of December 31, 2002, our estimate for the payment related to residential customers is between $160 million and $190 million, with a most probable estimate of $175 million. For additional information regarding this payment, see note 14(d) to our consolidated financial statements.

     Naming Rights to Houston Sports Complex. In October 2000, we acquired the naming rights for a football stadium and other convention and entertainment facilities included in the stadium complex. Starting in 2002 and continuing through 2032, we pay $10 million each year for annual advertising under this agreement. For additional information on the naming rights agreement, see note 14(e) to our consolidated financial statements.

CONSOLIDATED FUTURE USES AND SOURCES OF CASH AND CERTAIN FACTORS IMPACTING FUTURE USES AND SOURCES OF CASH

     During 2002, many factors negatively impacted us. These factors included weaker pricing for electric energy, capacity and ancillary services, coupled with a narrowing of the spark spread in the United States; market contraction, reduced volatility and reduced liquidity in the power trading markets in the United States; downgrades in our credit ratings to below investment grade by each of the major rating agencies; various legal and regulatory investigations and proceedings (see notes 14(g) and 14(h) to our consolidated financial statements); reduced market confidence in our financial reporting in light of our restatements and amendments; reduced access to capital and increased demands for collateral in connection with our trading, hedging and commercial obligations; the decline in market prices of our common stock; and continued weakness in the United States economy generally. Certain of these factors are discussed in more detail below.

     Future acquisitions and development projects are restricted under our credit facilities. Although we are required to dedicate a substantial portion of our cash flows to payments on our debt, we currently expect to be able to complete the generation facilities currently under construction, as well as meet our currently anticipated capital expenditure and working capital needs without additional funding; however, we do have the ability to borrow additional funds, subject to certain restrictions in our March 2003 credit facilities, to fund our future capital expenditure and working capital needs.

     We may need external financing to fund capital expenditures, including capital expenditures necessary to comply with air emission regulations or other regulatory requirements. If we are unable to obtain outside financing to meet our future capital requirements under restrictions in our March 2003 credit facilities or on terms that are acceptable to us, our financial condition and future results of operations could be materially adversely affected. In order to meet our future capital requirements, we may increase the proportion of debt in our overall capital structure (subject to restrictions in our credit facilities) or we may need to issue equity or convertible instruments, thereby diluting the interests of current shareholders. Increases in our debt levels may further adversely affect our credit ratings thereby further increasing the cost of our debt. In addition, the capital constraints currently impacting our industry may require additional future indebtedness to include terms and/or pricing that is more restrictive or burdensome than those of our current indebtedness and refinancings in March 2003. This may negatively impact our ability to operate our business, or severely restrict or prohibit distributions from our subsidiaries.

     As a result of our March 2003 refinancing, our interest expense will increase substantially. The exact amount of the increase is difficult to estimate and will depend on a variety of factors, some of which are not within our control, such as prevailing interest rates. However, a comparison of the LIBOR interest rate margins under our Orion acquisition term loan (which was included in our March 2003 refinancing) and our March 2003 senior secured term loans illustrates the possible magnitude of the interest expense increase. The interest rate margin over LIBOR was 2% for the Orion acquisition term loan and is 4% for the March 2003 senior secured term loans, equivalent to an interest expense difference of $20 million annually for each $1 billion of principal amount. For additional information concerning our March 2003 refinancing and the facilities that were refinanced, including applicable principal amounts and interest rates, see notes 9 and 21(a) to our consolidated financial statements.

     Our March 2003 credit facilities are payable as follows:

DATE                                              PAYMENT REQUIRED
----                                              ----------------
Earlier of our acquisition of Texas Genco or
  December 15, 2004.............................  Senior priority revolving credit facility must be repaid
May 15, 2006....................................  $500 million of senior secured term loans must be repaid
March 15, 2007..................................  Remaining senior secured term loans and senior secured revolving credit facility must be repaid

     In addition, under our March 2003 credit facilities, certain warrants issued to our lenders would vest, and we would be required to pay our lenders certain fees, if we do not, on or before the dates set forth below, repay our senior secured term loans and/or permanently reduce the commitment under our senior secured revolving credit facility in the aggregate paydown/reduction amounts set forth below. The fees set forth below are a percentage of the unpaid senior secured term loans and the commitment in effect under the senior secured revolving credit facility, in each case as of the date indicated. The warrants set forth below are exercisable for shares of our common stock representing the indicated percentage of our outstanding common stock on a fully-diluted basis as of the closing of the refinancing (after giving effect to all warrants issued to our lenders on that date).

                                                       AGGREGATE
DATE                                               PAYDOWN/REDUCTION        FEES              WARRANTS
----                                               -----------------        ----              --------
March 31, 2003...................................      --                     --              2.5%(1)
May 14, 2004.....................................    $0.5 billion           0.50%              --
May 16, 2005.....................................    $1.0 billion           0.75%             2.0%(2)
May 15, 2006.....................................    $2.0 billion           1.00%             2.0%(2)

----------

(1)  These warrants vested upon closing of our March 2003 credit facilities.

(2) These warrants vest only if we fail to satisfy the indicated aggregate paydown/reduction amount on or before the indicated date.

     The exercise prices of the warrants are based on average market prices of our common stock during specified periods in proximity to the paydown/reduction dates. The warrants are exercisable for a period of five years from the date they become vested.

     Our ability to arrange debt and equity financing and our cost of capital are dependent on the following factors, without limitation:

     o    general economic and capital market conditions;

     o    acceptable credit ratings;

     o credit availability and access to liquidity from banks and access to the capital markets;

     o the success of our retail energy and wholesale energy segments' operations;

     o investor, supplier and customer confidence in us, our competitors and peer companies and our wholesale power markets;

     o market expectations regarding our future earnings and probable cash flows;

     o market perceptions of our ability to access capital markets on reasonable terms;

     o    provisions of relevant tax and securities laws; and

     o    impact of lawsuits, investigations and other proceedings.

     Our March 2003 credit facilities restrict our ability to take specific actions without the consent of our lenders, even if such actions may be in our best interest. Subject to certain exceptions, these restrictions limit our ability to, among other things:

     o incur additional liens or make additional negative pledges on our assets;

     o    merge, consolidate or sell our assets;

     o    issue additional debt or engage in sale and leaseback transactions;

     o    pay dividends, repurchase capital stock or prepay other debt;

     o    make investments or acquisitions;

     o engage in construction development activities in respect of power plants;

     o enter into transactions with affiliates, except on an arm's length basis;

     o    make capital expenditures;

     o    materially change our business;

     o    amend our debt and other material agreements in certain respects;

     o    issue and sell capital stock; and

     o    engage in certain types of trading activities.

Credit Facilities.

     As of December 31, 2002, we had $6.7 billion in committed credit facilities of which $74 million was unused. As of December 31, 2002, letters of credit outstanding under these facilities aggregated $304 million and borrowings aggregated $6.3 billion. As of December 31, 2002, $3.9 billion of our committed credit facilities were to expire by December 31, 2003. For a discussion of the refinancing and amendments of certain of these committed credit facilities in March 2003, see note 21(a) to our consolidated financial statements.

     Currently, we are satisfying our capital requirements and other commitments primarily with cash from operations, cash on hand and borrowings available under our credit facilities. The following table summarizes our credit capacity and liquidity position at December 31, 2002.

                                                     RELIANT        ORION
                                        TOTAL       RESOURCES       POWER         OTHER
                                      ---------     ---------     ---------     ---------
                                                       (IN MILLIONS)
Total committed credit ..........     $   6,656     $   4,508     $   1,715     $     433
Outstanding borrowings ..........         6,278         4,266         1,639           373
Outstanding letters of credit ...           304           235            31            38
                                      ---------     ---------     ---------     ---------
Unused borrowing capacity .......            74             7            45            22
Cash and cash equivalents .......         1,115           657             7           451
Current restricted cash (1) .....           213            --           200            13
                                      ---------     ---------     ---------     ---------
Total available liquidity .......     $   1,402     $     664     $     252     $     486
                                      =========     =========     =========     =========

----------

(1) Current restricted cash includes cash at certain subsidiaries that is restricted by financing agreements, but is available to the applicable subsidiary to use to satisfy certain of its obligations.

Refinancings of Credit Facilities in March 2003.

     During March 2003, we refinanced our (a) $1.6 billion senior revolving credit facilities (see note 9(a) to our consolidated financial statements), (b) $2.9 billion 364-day Orion acquisition term loan (see note 9(a) to our consolidated financial statements), and (c) $1.425 billion construction agency financing commitment (see note 14(b) to our consolidated financial statements), and we obtained a new $300 million senior priority revolving credit facility. The refinancing combined the existing credit facilities into a $2.1 billion senior secured revolving credit facility, a $921 million senior secured term loan, and a $2.91 billion senior secured term loan. The refinanced credit facilities mature in March 2007. The $300 million senior priority revolving credit facility matures on the earlier of our acquisition of Texas Genco or December 15, 2004. For further discussion of this refinancing, see note 21(a) to our consolidated financial statements.

Restricted Cash.

     All of our operations are conducted by our subsidiaries. Our cash flow and our ability to service parent-level indebtedness when due is dependent upon our receipt of cash dividends, distributions or other transfers from our subsidiaries. The terms of some of our subsidiaries' indebtedness restrict their ability to pay dividends or make restricted payments to us in some circumstances. For information regarding restricted cash and the related credit facilities, see notes 2(l) and 9(a) to our consolidated financial statements.

Credit Ratings.

     As of April 2, 2003 our credit ratings for our senior unsecured debt are as follows:

DATE ASSIGNED            RATING AGENCY             RATING     RATING DESCRIPTION
-------------            -------------             ------     ------------------

November 25, 2002        Moody's                   B3         Review for possible downgrade
April 2, 2003            Standard & Poor's (1)     B          CreditWatch Developing
April 1, 2003            Fitch                     CCC+       Rating Watch Positive

----------

(1) Standard & Poor's did not issue a credit rating on our senior unsecured debt; this credit rating is a corporate credit rating for Reliant Resources.

     The credit ratings of our subsidiaries have been affected as well. As of April 2, 2003, the REMA lease certificates were rated B by Standard & Poor's and B3 by Moody's. The ratings remain on "CreditWatch Developing" and "review for possible downgrade", respectively. As of April 2, 2003, the Moody's senior unsecured debt rating for Orion Power was B3. The rating remains on "review for possible downgrade." Standard & Poor's senior unsecured debt and corporate ratings for Orion Power were CCC+ and B, respectively. These ratings remain on "CreditWatch Developing."

     We cannot assure you that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities and may be revised or withdrawn at any time by the rating agencies. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

     We have been adversely impacted by our previous downgrade to sub-investment grade in connection with certain commercial agreements and certain bank facilities. The commercial arrangements primarily include: (a) commercial contracts and/or guarantees related to our wholesale and retail trading, marketing, risk management and hedging activities and (b) surety bonds and contractual obligations related to the development and construction or refurbishment of power plants and related facilities. Certain bank facilities contain provisions whereby our interest rate margins are affected by our credit ratings. Due to the various downgrades, we have incurred additional interest expense.

     In most cases, the consequences of rating downgrades are limited to the requirement by our counterparties that we provide credit support to them in the form of a pledge of cash collateral, a letter of credit or other similar credit support. In addition, certain of our retail electricity contracts with large commercial, industrial and institutional customers in the retail energy segment permit the customers to terminate their contracts once our unsecured debt ratings fall below investment grade or if our ratings are withdrawn entirely by a rating agency. As of March 20, 2003, no retail contracts have been terminated pursuant to these terms. In light of the credit rating downgrades, we are working with our various commercial counterparties to minimize the disruption to our normal commercial activities and to reduce the magnitude of the collateral we must post in support of our obligations to such counterparties.

     In connection with our domestic commercial operations, as of March 20, 2003, we have posted cash collateral of $500 million and letters of credit of $286 million from Reliant Resources' facilities. Of these letters of credit, $134 million are drawn on a cash-secured, revolving letter of credit facility initiated on January 29, 2003, see note 21(d) to our consolidated financial statements. In addition, we have posted cash collateral related to commercial operations of $4 million and letters of credit of $30 million from Orion Power subsidiary facilities. We have also posted $371 million of letters of credit from subsidiary facilities in connection with the support of financings. Based on current commodity prices, we estimate that as of March 20, 2003, we could be required to post additional collateral of up to $222 million related to our domestic operations. This estimate could increase based on changes to commodity prices. Factors which could lead to an increase in our actual posting of collateral include adverse changes in our industry or negative reactions to additional credit rating downgrades or the secured nature of the refinancing of our debt facilities.

     We believe that our current level of cash and borrowing capability, along with our future anticipated cash flows from operations, will be sufficient to meet the liquidity needs of our business for the next twelve months. Under certain unfavorable commodity price scenarios, however, it is possible that we could experience inadequate liquidity.

     In addition, we have been involved in certain commercial activities (including long-term sales of electric energy or capacity from our generating facilities) that prospectively may not be feasible due to our current credit and liquidity situation, among other factors. The credit downgrades have also resulted in more limited access to credit worthy counterparties with which to transact and the need to make commercial concessions with counterparties as an inducement for them to do business with us. Given these factors, we had reduced the level of our trading, marketing and hedging activities, which will result in a potential reduction and greater volatility in future earnings.

     In March 2003, we decided to exit our proprietary trading activities and liquidate, to the extent practicable, our proprietary positions. Although we are exiting the proprietary trading business, we have existing positions, which will be closed as economically feasible or in accordance with their terms. We will continue to engage in hedging activities related to our electric generating facilities, pipeline storage positions and fuel positions.

     It is likely that, in order to exercise the Texas Genco option as permitted under our credit facilities, we may sell some of our assets. We have identified certain non-strategic generating assets for potential sale. To date, we have not reached an agreement to dispose of any significant assets nor have we included or assumed any proceeds from asset sales in our current liquidity plan, other than the sale of our European energy operations (see note 23 to our consolidated financial statements). Due to unfavorable market conditions in the wholesale power markets, there can be no assurance that we will be successful in disposing of domestic generating assets at reasonable prices or on a timely basis.

Other Sources and Uses of Cash and Factors Impacting Cash.

     Sale of our European Energy Operations. In February 2003, we signed a purchase agreement to sell our European energy operations to Nuon, a Netherlands-based electricity distributor. Upon consummation of the sale, we expect to receive cash proceeds from the sale of approximately $1.2 billion (Euro 1.1 billion). We intend to use the cash proceeds from the sale first to prepay the Euro 600 million bank term loan borrowed by Reliant Energy Capital (Europe), Inc. to finance a portion of the acquisition costs of our European energy operations. The maturity date of the credit facility, which originally was scheduled to mature in March 2003, has been extended (see note 23 to our consolidated financial statements). We intend to use the remaining cash proceeds of approximately $0.5 billion (Euro 0.5 billion) to partially fund our option to acquire Texas Genco in 2004 (see note 4(b) to our consolidated financial statements). However, if we do not exercise the option, we will use the remaining cash proceeds to prepay debt. Certain approvals are needed for the sale to occur. No assurance can be given that we will



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

obtain the necessary approvals or that they can be obtained in a timely manner. For further discussion of the sale, see note 23 to our consolidated financial statements.

     Generating Capacity Auction Line of Credit. On October 1, 2002, our retail energy segment, through a subsidiary, entered into a master power purchasing contract with Texas Genco covering, among other things, our purchases of capacity and/or energy from Texas Genco's generating facilities. In connection with the March 2003 refinancing, this contract has been amended to grant Texas Genco a security interest in the accounts receivable and related assets of certain retail energy segment subsidiaries, the priority of which is subject to certain permitted prior financing arrangements, and the junior liens granted to the lenders under the March 2003 refinancing. In addition, many of the covenant restrictions contained in the contract were removed in the amendment.

     California Trade Receivables and the FERC Refunds. As of December 31, 2002, we were owed a total receivable, including interest, of $120 million (net of estimated refund provision) by the Cal ISO, the Cal PX, the CDWR and California Energy Resources Scheduling for energy sales in the California wholesale market during the fourth quarter of 2000 through December 31, 2002. As of December 31, 2002, we had a $6 million pre-tax credit provision against these receivable balances. From January 1, 2003 through March 31, 2003, we have collected $7 million of these receivable balances. For additional information regarding these receivables and uncertainties in the California wholesale market, see notes 14(g) and 14(h) to our consolidated financial statements.

     During 2002, we recorded $176 million in reserves for potential refunds owed by us, which excludes the $14 million settlement reached with the FERC in January 2003 relating to two days of trading in 2000 (see note 14(g) to our consolidated financial statements). Our inception-to-date reserve for such refunds totals $191 million as of December 31, 2002. We estimate the range of our refund obligations for California energy sales to be approximately $191 million to $240 million (excluding the $14 million refund related to the FERC settlement in January 2003). For additional information regarding the FERC refunds, see note 14(h) to our consolidated financial statements.

     Counterparty Credit Risk. For a discussion of our counterparty credit risk, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Trading and Marketing Operations."

     Receivables Facility Covenant Violation. For discussion of a covenant violation under the receivables facility, see note 15 to our consolidated financial statements.

     Liberty Electric Generating Station Contingency. The output of the Liberty Station is contracted under a tolling agreement between Liberty Electric Power, LLC, a wholly-owned indirect subsidiary of Orion Power, and PG&E Energy Trading-Power, LP for a term of approximately 14 years, with an option to extend at the end of the term. For information regarding this tolling agreement, issues related to the financing of the Liberty Station and other related contingencies, including foreclosure concerns, see note 14(j) to our consolidated financial statements.

     Reliant Energy Desert Basin Contingency. REDB sells capacity to Salt River Project under a long-term power purchase agreement. We guarantee certain of REDB's obligations under the power purchase agreement. As a result of our credit downgrade to below investment grade by two major ratings agencies, Salt River Project has requested performance assurance in the form of cash or a letter of credit from REDB under the power purchase agreement and from Reliant Resources under the guarantee. Under the power purchase agreement and guarantee, the total amount of performance assurance cannot exceed $150 million. For information regarding REDB's obligations, our related guarantee and other related contingencies, see note 14(i) to our consolidated financial statements.

     Other Items. For other items that may affect our future cash flows from operations, see "- Risk Factors."

OFF-BALANCE SHEET TRANSACTIONS

     Construction Agency Agreements and Equipment Financing Structure. In 2001, we, through several of our subsidiaries, entered into operative documents with special purpose entities to facilitate the development, construction, financing and leasing of three power generation projects. As of December 31, 2002, we did not consolidate the results of the special purpose entities in our consolidated financial statements. Effective January 1, 2003, upon the adoption of FIN No. 46, we began consolidating these special purpose entities. For information



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

regarding these transactions and the refinancing in March 2003, see notes 14(b) and 21(a) to our consolidated financial statements.

     Receivables Facility Agreement. In July 2002, we entered into a receivables facility arrangement with a financial institution to sell an undivided interest in accounts receivable from residential and small commercial retail electric customers under which, on an ongoing basis, the financial institution will invest a maximum of $125 million for its interest in such receivables. Pursuant to this receivables facility, we formed a QSPE as a bankruptcy remote subsidiary. For additional information regarding this transaction, see note 15 to our consolidated financial statements.

     REMA Sales/Leaseback Transactions. In August 2000, we entered into separate sale/leaseback transactions with each of the three owner-lessors for our interests in three generating stations acquired in the REMA acquisition. For additional discussion of these lease transactions, see note 14(a) to our consolidated financial statements.

     NEW ACCOUNTING PRONOUNCEMENTS, SIGNIFICANT ACCOUNTING POLICIES AND CRITICAL ACCOUNTING ESTIMATES

NEW ACCOUNTING PRONOUNCEMENTS

     For discussion regarding new accounting pronouncements that impact us, see note 2(t) to our consolidated financial statements.

SIGNIFICANT ACCOUNTING POLICIES

     For discussion regarding our significant accounting policies, see note 2 to our consolidated financial statements.

CRITICAL ACCOUNTING ESTIMATES

     Our consolidated financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Estimates and assumptions about future events and their effects cannot be perceived with certainty. On an on-going basis, we evaluate our estimates based on historical experience, current market conditions and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Nevertheless, actual results may differ from these estimates under different assumptions or conditions.

     A critical accounting estimate is (a) one that requires assumptions that are highly uncertain at the time the estimate is made and (b) one in which different estimates could have reasonably been used in the current period, or changes in the accounting estimate that are reasonably likely to occur, which would have a material impact on the presentation of our financial condition or results of operations. Our estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We believe our critical accounting estimates are limited to those described below. Our senior management has discussed the development and selection of the estimate of each of our critical accounting estimates with our audit committee of the board of directors. For a detailed discussion on the application of these and other accounting estimates, see
Exhibit 99.4 "Financial Statements and Supplementary Data, note 2 - Summary of Significant Accounting Policies." For each of our critical accounting estimates, we describe the following:

     o the underlying estimate, including the methodology used, assumptions, and reasonably likely changes;

     o the significance of the estimate to our financial condition and results of operations;

     o how changes in the accounting estimate or the assumptions underlying it would affect our financial information; and

     o    certain historical changes in our estimates.



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

California Receivables Realizability and Refund Methodologies.

     In response to the filing of a number of complaints challenging the level of wholesale prices in California, the FERC initiated a staff investigation and issued a number of orders implementing a series of wholesale market reforms. In these orders, the FERC also instituted a refund proceeding. The FERC issued an order on March 26, 2003, adopting in most respects the proposed findings of the presiding administrative law judge that had been issued in December 2002 following a hearing to apply the refund formula. The most consequential change involved the adoption of a different methodology for determining the gas price component of the refund formula. Instead of using California gas indices, the FERC ordered the use of a proxy gas price based on producing area price indices plus the posted transportation costs. In addition, the order allows generators to petition for a reduction of the refund calculation upon a submittal to the FERC of their actual gas costs and subsequent FERC approval. Based on the proposed findings of the administrative law judge, discussed above, adjusted for the March 2003 FERC order decision to revise the methodology for determining the gas price component of the formula, we estimate our refund obligation to be between $191 million and $240 million for energy sales in California (excluding the $14 million refund related to the FERC settlement in January 2003, as discussed in note 14(g) to our consolidated financial statements). The low range of our estimate is based on a refund calculation factoring in a reduction in the total FERC refund based on the actual cost paid for gas over the proposed proxy gas price. The high range of our estimate of the refund obligation assumes that the refund obligation is not adjusted for the actual cost paid for gas over the proposed proxy gas price. Our estimate of the range will be revised further following responsive submissions to FERC and subsequent FERC orders. We cannot currently predict whether that will result in an increase or decrease in our high and low points in the range. As of December 31, 2001, we had a pre-tax credit provision of $68 million against receivable balances related to energy sales in the California market. As of December 31, 2002, we had a remaining pre-tax credit provision of $6 million against these receivable balances. For further discussion of our provisions and reserves, see note 14(h) to our consolidated financial statements.

Goodwill and Other Intangibles.

     We periodically evaluate goodwill and other intangible assets for impairment when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The test is required to be performed at least annually.

     We estimate the fair value of our reporting units using a combination of approaches, including an income approach based on internal plans, a market approach based on transactions in the marketplace for comparable types of assets, and a comparable public company approach. The income approach used in our analysis is a discounted cash flow analysis based on our internal plans and contains numerous assumptions made by management, any number of which if changed could significantly affect the outcome of the analysis. We believe that the income approach is the most subjective of the approaches.

     The internal cash flow analyses used in our impairment analysis range over a period of ten to 15 years with an assumed terminal value for the value of our operations at the end of the analysis of an EBITDA multiple of primarily 6 to
7.5. For our annual impairment test as of November 1, 2002, these after-tax cash flows (excluding interest) were discounted back to the date of the analysis at an appropriate risk-adjusted discount rate of primarily 9% in order to determine the fair value of the reporting unit under the income approach. The income approach is weighted along with the other two approaches to determine the fair value of the reporting unit.

     As part of our planning process we model all of the power generation facilities in the regions in which we operate in addition to those operated by us. Our internal analyses for our wholesale energy segment assume that there will be increased demand for electricity in the regions in which we operate, the markets in which we operate will continue to be deregulated, and that electricity margins and prices will recover to a level sufficient to make it profitable for companies like ours to build new generating facilities. Our analyses assume that the demand for power will rise at an annual rate of approximately 2% over the next several years. This growth over time is assumed to result in decreased reserve margins in the areas where we operate. As reserve margins decrease, it is our assumption that power generation margins will rise substantially over time to a level sufficient to attract new capacity (estimated to be in 2007 and 2008). We assume that this level of prices will be such that companies will build new generation facilities and these new facilities will be able to cover all of their operating expenses and yield an internal rate of return on their investment of 9%. This assumed rate of return is consistent with our risk-adjusted discount rate used in our analyses.

     Over the past year, margins on the sales of electricity in our industry have decreased substantially. If the assumed recovery in future margins does not materialize as projected, we could be required to recognize an impairment depending on the determination of the fair market value of our wholesale energy segment's assets and liabilities.

Property, Plant and Equipment.

     We periodically evaluate our property, plant and equipment when events and circumstances indicate that the carrying value of these assets may not be recoverable. Accounting standards require that if the sum of the undiscounted expected future cash flows from our assets (without interest charges that will be recognized as expenses when incurred) is less than the carrying value of the asset, an asset impairment must be recognized in the consolidated financial statements. The amount of impairment recognized is calculated by subtracting the fair value of the asset from the carrying value of the asset. Assumptions and estimates used in our impairment analyses are consistent with assumptions and estimates used in our goodwill impairment analysis. See "Goodwill and Other Intangibles" within this section for further discussion of estimates and assumptions used in our impairment analyses.

     During 2002, certain indicators for impairment existed with respect to steam and combustion turbines and two heat recovery steam generators that we purchased in September 2002. Based on our analysis, we determined this equipment was impaired and accordingly recognized a $37 million pre-tax impairment loss. For additional information regarding this impairment, see note 14(c) to our consolidated financial statements.

     In December 2002, we evaluated the Liberty generation station and the related tolling agreement for impairment. There were no impairments based on our analyses. However, in the future we could incur a pre-tax loss of an amount up to our recorded net book value. For information regarding issues and contingencies related to our Liberty power generation station and the related tolling agreement, see note 14(j) to our consolidated financial statements.

Depreciation Expense.

     We have a significant investment in power generation facilities. Approximately 83% of our total gross property, plant and equipment are electric generating facilities and equipment. Depreciation is computed using the straight-line method based on estimated useful lives. For a description of our accounting policies for property, plant and equipment and depreciation expense, see note 2(f) to our consolidated financial statements.

     For power generation facilities and equipment acquired in acquisitions, third party expert appraisers and internal engineers are used to determine the estimated useful lives of these assets. Such determination is made through an assessment of the condition of the acquired power generation facilities and equipment, a review of projected maintenance, and a study of future cash flows. We utilize the weighted average life of the components of a power generation unit as the estimated useful life of each generation unit of a facility. The estimated useful lives are impacted by the condition of the acquired facilities, the fuel type of the generation facilities and future environmental requirements, among other factors.

     For our developed power generation facilities, we utilize the specified design life that is provided in the engineering, procurement and construction contract. In the absence of a specified design life in the engineering, procurement and construction contract, we obtain an estimate of the weighted average life of the components of a power generation unit of a facility from our in-house engineers.

     The computation of depreciation expense requires judgment regarding the estimated useful lives of property, plant and equipment. As circumstances warrant, the estimated useful lives of property, plant and equipment are reviewed to determine if any changes are needed. Such changes could involve an increase or decrease in the estimated useful lives, which would impact future depreciation expense.

     Our power generation facilities are exposed to risks relating to the breakdown or failure of equipment or processes. Significant portions of our facilities were constructed many years ago. Older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to add to or upgrade equipment to keep it operating at peak efficiency, to comply with changing environmental requirements, or to provide reliable operations. Such items could impact the useful life of our power generation facilities. In addition, research and development activities are ongoing to improve alternative technologies to produce electricity, including fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies could reduce the costs of electricity production to a level below that which we have forecasted and accordingly make portions of our power generation facilities' useful lives decrease.

Trading and Marketing Assets and Liabilities.

     Trading and marketing activities include (a) transactions establishing open positions in the energy markets, primarily on a short-term basis, (b) transactions intended to optimize our power generation portfolio, but which do not qualify for hedge accounting and (c) energy price risk management services to customers primarily related to natural gas, electric power and other energy-related commodities. We provide these services by utilizing a variety of derivative instruments (trading energy derivatives). We account for these transactions under mark-to-market accounting; for information regarding mark-to-market accounting, see notes 2(t) and 7 to our consolidated financial statements. Specifically, these trading and marketing activities consist of the following:

     o the large contracted commercial, industrial and institutional customers under retail electricity contracts and the related energy supply contracts of our retail energy segment entered into prior to October 25, 2002; and

     o the domestic energy trading, marketing, risk management services to our customers and certain power origination activities of our wholesale energy segment.

    Under the mark-to-market method of accounting, derivative instruments and contractual commitments are recorded at fair value in revenues upon contract execution. The net changes in their fair values are recognized in the statements of consolidated operations as revenues in the period of change. The recognized, unrealized balances are recorded as trading and marketing assets/liabilities in the consolidated balance sheets.

    We value our trading and marketing assets and liabilities based on (a) prices actively quoted, (b) prices provided by other external sources or (c) prices based on models and other valuation methods. For further discussion of these various valuation techniques and the types of contracts included within each, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Trading and Marketing Operations" within this Exhibit
99.2 of this Form 8-K. Our pricing methodologies based on models and other valuation methods include, but are not limited to, extrapolation of forward pricing curves using historically reported data from illiquid pricing points. These same pricing techniques are used to evaluate a contract prior to taking a position. Other factors affecting our estimates of fair values include valuation adjustments relating to time value, the volatility of the underlying commitment, the cost of administering future obligations under existing contracts, and the credit risk of counterparties. Volatility valuation adjustments are calculated by utilizing observed market price volatility and represent the estimated impact on fair values resulting from potential fluctuations in current prices. Credit adjustments are based on estimated defaults by counterparties and are calculated using historical default ratings for corporate bonds for companies with similar credit ratings.

     More specifically, the fair value of our retail energy segment electric sales contracts with large commercial, industrial and institutional customers was determined by comparing the contract price to an estimate of the market cost of delivered retail energy and applying the estimated volumes under the provisions of these contracts. The calculation of the estimated cost of energy involves estimating the customer's anticipated load volume, and using forward ERCOT OTC commodity prices, adjusted for the customer's anticipated load characteristics. Load characteristics in the valuation model include: the customer's expected hourly electricity usage profile, the potential variability in the electricity usage profile (due to weather or operational uncertainties), and the electricity usage limits included in the customer's contract. The delivery costs are estimated at the time sales contracts are executed. These costs are based on published rates and our experience of actual delivery costs. Examples of these delivery costs include electric line losses and unaccounted for energy, ERCOT ISO administrative fees, market interaction charges, and may include transmission and distribution fees. Our retail energy segment also enters into supply contracts to substantially hedge the economics of the sales contracts entered into with large commercial, industrial and institutional customers. The fair values of these contracts are estimated using ERCOT OTC forward price and volatility curves and correlations among power and fuel prices specific to the ERCOT Region, net of credit risk.

     The fair values of our trading and marketing assets and liabilities are subject to significant changes based on fluctuating market prices and conditions. Changes in the assets and liabilities from trading, marketing, power origination and price risk management services result primarily from changes in the valuation of the portfolio of contracts, newly originated transactions and the timing of settlements. The most significant parameters impacting the value of our portfolio of contracts include natural gas and power forward market prices, volatility and credit risk. For the contracted retail electric sales to large commercial, industrial and institutional customers, significant variables affecting contract values also include the variability in electricity consumption patterns due to weather and operational uncertainties (within contract parameters). Market prices assume a normal functioning market with an adequate number of buyers and sellers providing market liquidity. Insufficient market liquidity could significantly affect the values that could be obtained for these contracts, as well as the costs at which these contracts could be hedged.

     In order to determine the fair value for certain trading energy derivatives, we must rely on modeling techniques. These techniques are used to offset the effects of illiquid markets, in which price discovery is difficult. In certain circumstances, prices are modeled using a variety of techniques such as moving averages, calibration models, and other time series techniques, market equilibrium analysis, extrapolation/interpolation, a range of contingent claims valuation methods and volumetric risk modeling. By using these techniques we are employing all available information to compensate for the lack of price discovery due to market incompleteness.

     While we use common industry practices to develop our valuation techniques, changes in our methodologies or the underlying assumptions could result in significantly different fair values and income recognition.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Trading and Marketing Operations" in this Exhibit 99.2 and "Quantitative and Qualitative Disclosures About Market Risk" in Exhibit 99.3 of this Form 8-K for further discussion and measurement of the market exposure in the trading and marketing businesses.

Non-trading Derivative Assets and Liabilities.

     To reduce the risk from market fluctuations in revenues and the resulting cash flows derived from the sale of electric power, we may enter into energy derivatives in order to hedge some expected purchases of electric power, natural gas and other commodities and sales of electric power (non-trading energy derivatives). Effective January 1, 2001, we adopted SFAS No. 133, which establishes accounting and reporting standards for derivative instruments, including for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of accumulated other comprehensive income (loss), net of applicable taxes, depending on the intended use of the derivative, its resulting designation and its effectiveness. We apply hedge accounting for our non-trading energy derivatives utilized in non-trading activities only if there is a high correlation between price movements in the derivative and the item designated as being hedged. The gains and losses related to derivative instruments and contractual commitments qualifying and designated as hedges are deferred in accumulated other comprehensive income (loss) to the extent the contracts are effective as a hedge, and then are recognized in our results of operations in the same period as the settlement of the underlying hedged transaction. The fair values and deferred gains and losses of derivative instruments and contractual commitments qualifying and designated as hedges are based on the same valuation techniques described above for trading and marketing assets and liabilities. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs based on the same valuation techniques described above for trading and marketing assets and liabilities. For additional discussion of our accounting policies for non-trading derivatives, see note 7 to our consolidated financial statements.

Payment to CenterPoint.

     We may be required to make a payment to CenterPoint in 2004 to the extent our price to beat for providing retail electric service to residential and small commercial customers in CenterPoint's Houston service territory during 2002 and 2003 exceeds the market price of electricity. This payment is required unless, on or prior to January 1, 2004, 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within CenterPoint's Houston service territory is committed to be served by retail electric providers other than us. As of December 31, 2002, our estimate for the payment related to residential customers is between $160 million and $190 million (pre-tax), with a most probable estimate of $175 million. As of December 31, 2002, we have accrued $128 million (based on the recognition of the related revenues) relating to this probable payment to CenterPoint and will recognize the remainder of the obligation in 2003. Currently, we believe that the 40% test for small commercial customers will be met and we will not make a payment related to those customers. If the 40% test is not met related to our small commercial customers and a payment is required, we estimate this payment would be approximately $30 million.

     In determining this range and the amount to accrue as of December 31, 2002, there are certain factors which require estimates and assumptions by us: (a) the market price of electricity for the period from January 1, 2002 through December 31, 2003 and (b) the number of residential and small commercial electric customers that we will have in CenterPoint's Houston service territory on January 1, 2004, less the number of customers which we will have on that date in other service territories in Texas.

     We are accruing the potential payment liability for residential customers based on (a) the difference of (i) the price to beat, which we are charging our customers and (ii) the market rate as determined based on the EFL filed by our primary competitor multiplied by (b) the amount of electric power consumed by our residential customers in CenterPoint's Houston service territory during that time period. The EFL is filed by each retail electric provider on the first day of the calendar year and each time a provider's rates change. There is the chance that the PUCT will determine that a different price should be used as the market price. However, we have assumed that we will be paying up to the maximum amount of $150 per net residential customer, based on the number of residential customers served within CenterPoint's Houston service territory less the number of residential customers which we will have in other service territories in Texas. Therefore, there would be no impact to our consolidated financial statements over the two-year time period if this were to occur. In the future, we will revise our estimates of this payment as additional information about the market price of electricity and the market share that will be served by us and other retail electric providers on January 1, 2004 becomes available and we will adjust the related accrual at that time.

     We monitor our customer acquisition and attrition rates, both in the CenterPoint Houston service territory and in other service territories in Texas. We have projected our number of residential and small commercial customers as of January 1, 2004 based on these monthly trend lines and expected changes that may occur as a result of additional activities in the market. These include both the number of customers we serve in the Houston service territory as well as other areas of Texas. We are assuming a certain number of residential and small commercial customers within our Houston service territory switch to other providers for their electricity. We have accrued and estimated our most probable payment based on our most likely business plan. However, the possibility of a higher or lower customer count exists based on the changes in the level of competition and other factors, such as new entrants into the market, competitor pricing and marketing activities. Holding all other factors constant, if the percentage of our number of residential customers in our Houston service territory increases four percentage points, our payment to CenterPoint in 2004 would increase approximately $10 million. We have also assumed that we gain market share in other areas (outside of Houston) of Texas. We have assumed a certain percentage of residential customers switch from their current retail electric provider to another provider and have assumed that we gain a certain percentage of those that switched. Holding all other factors constant, if the percentage of residential customers that we gain is one percentage point less than we are estimating, our payment to CenterPoint in 2004 would increase by approximately $5 million.

     For additional information regarding this payment, see note 14(d) to our consolidated financial statements.

Retail Energy Segment Accrued Unbilled Revenue.

     We record revenue for retail and other energy sales under the accrual method. For retail customers, revenues are recognized when the services are provided on the basis of periodic cycle meter readings by the transmission and distribution utility. The transmission and distribution utilities send the information to the ERCOT ISO, which in turn sends the information to us. Each month we estimate the volume of electricity consumed from the last meter reading for that month to the end of the month based on historical customer volumes, usage by customer class and weather factors. We estimate a rate for each MWh of usage using a mix by customer class determined by using historical trends, contract prices, regulatory rates and experience. The volume estimate is then multiplied by our estimated rate to calculate the unbilled revenue to be recorded. We record the unbilled revenue in the current reporting period and then reverse in the subsequent reporting period when actual usage and rates are known and billed. Unbilled revenues recognized at December 31, 2002 totaled $216 million, representing approximately 2% of our 2002 revenue. Our unbilled revenue included $25 million related to delayed billings. Assuming a 3% increase or decrease in either our estimate of electricity usage volumes or estimated rate per MWh, our unbilled revenue at December 31, 2002 would increase or decrease by approximately $6 million, respectively. Alternatively, a 3% increase or decrease in both our estimated electricity usage and estimated rate per MWh would increase or decrease our unbilled revenue at December 31, 2002 by approximately $13 million.

Retail Energy Segment Cost of Sales Recognition.

     We record our purchased power cost for our electricity sales and services to retail customers based on estimated supply volumes and an estimated rate per MWh for the applicable reporting period. The estimated supply volumes consider the effects of historical customer volumes, weather factors and usage by customer class. We estimate a rate for each MWh of usage using a mix by customer class determined by using historical trends, contract prices, regulatory rates and experience. The volume estimate is then multiplied by the estimated rate per MWh and recorded as purchased power expense in the applicable reporting period.

     The ERCOT ISO is responsible for handling, scheduling and settlement for all electricity volumes in the Texas deregulated electricity market. As part of the settlement, the ERCOT ISO communicates the actual volumes compared to the scheduled volumes. The ERCOT ISO calculates an additional charge or credit based on the difference between the actual and scheduled volumes, based on a market-clearing price. Preliminary settlement information is due from the ERCOT ISO within two months after electricity is delivered with final settlement information due within twelve months after electricity is delivered. As a result, we adjust our estimated purchase power expense upon receipt of settlement and consumption information. Additionally, we compare the ERCOT ISO volumes usage data to our retail billing usage data and adjust for the volume difference at the ERCOT ISO market-clearing price. Historically, our volume estimates were adjusted in subsequent reporting periods by an average of 2% to 5% in either direction, while our adjustments to the estimated rate per MWh were nominal. Assuming a 3% increase or decrease in our estimate of electricity usage volumes purchased on an average month, our purchased power expense at December 31, 2002 would have been increased or decreased by approximately $5 million. Changes in our volume usage would result in a similar change in billed volumes, thus volume changes impacting purchased power expense would be partially mitigated.

     The ERCOT ISO settlement process was delayed due to operational problems between the ERCOT ISO, the transmission and distribution utilities and the retail electric providers. During the third quarter of 2002, the ERCOT ISO began issuing final settlements for the pilot time period of July 31, 2001 to December 31, 2001. The final settlements have been suspended until a market synchronization of all customers between the market participants takes place. The market synchronization will validate which retail electric provider served each customer, for each day, beginning as of January 1, 2002, which was the date the market opened to retail competition. Once this market synchronization is complete, the ERCOT ISO will resume the final settlement process beginning with January 1, 2002. The delay in the ERCOT ISO settlement process could impact our ability to accurately reflect our energy supply costs.

     We record our transmission and distribution charges using the same method detailed above for our electricity sales and services to retail customers. At December 31, 2002, the transmission and distribution charges not billed by the transmission and distribution utilities to us totaled $59 million. Delays or inaccurate billings from the transmission and distribution utilities could impact our ability to accurately reflect our transmission and distribution costs.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations - EBIT by Business Segment - Retail Energy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors - Risks Related to Our Retail Energy Operations" in this Exhibit 99.2 of this Form 8-K for further discussion regarding our risks associated with information received from the ERCOT ISO.



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Deferred Tax Assets Valuation Allowance.

     We are required to estimate whether recoverability of our deferred tax assets is more likely than not. We periodically assess the probability of recovery of recorded deferred tax assets based on our forecast of future earnings outlooks by tax jurisdiction. We use historical and projected future operating results, based upon approved business plans, including a review of the eligible carryforward period, tax planning opportunities and other relevant considerations. Such estimates are inherently imprecise. Many assumptions are utilized in the assessment that may prove to be materially incorrect in the future. We have evaluated the need for valuation allowances of our net deferred tax assets based on the likelihood of expected future taxable benefits. As of December 31, 2001, our valuation allowance for all of our deferred tax assets was $3 million. During 2002, we recorded $15 million additional valuation allowance through income tax expense and $30 million in connection with the Orion Power acquisition, resulting in a deferred tax asset valuation allowance of $48 million as of December 31, 2002. We continue to evaluate the need for a valuation allowance on a quarterly basis and any change in the amount that we expect to ultimately realize will be included in income, as appropriate, in the period in which such a determination is reached. For further discussion of our income taxes, see note 13 to our consolidated financial statements.

Contingencies.

     We follow SFAS No. 5 to determine accounting and disclosure requirements for contingencies. We are involved in legal proceedings before various courts and governmental agencies, some of which involve substantial amounts. In addition, we are subject to a number of ongoing investigations by various governmental agencies, such as the FERC, the PUCT, the SEC, the Internal Revenue Service, the EPA and the Department of Labor. Certain of these proceedings and investigations are the subject of intense, highly charged media and political attention. As these matters progress, additional issues may be identified that could expose us to further proceedings and investigations. Our management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters that can be estimated. Accounting for contingencies requires significant judgment by us regarding the estimated probabilities and ranges of exposure to potential liability. Unless otherwise indicated in note 14(g) to our consolidated financial statements, the ultimate outcome of the various lawsuits, proceedings and investigations cannot be predicted at this time. The ultimate disposition of some of these matters could have a material adverse effect on our financial condition, results of operations and cash flows. For further discussion of our various contingencies, see note 14 to our consolidated financial statements.

Pension and Postretirement Benefits.

     We account for our pension and post retirement benefit obligations in accordance with the provisions of SFAS No. 87 and SFAS No. 106. These standards require the use of assumptions such as the discount rate, estimated return on plan assets, compensation increases and the current level and escalation of health care costs in the future. On an annual basis, we determine the assumptions to be used to compute pension and postretirement expense and pension contributions based upon discussions with outside actuaries and other consultants. We believe the two most critical assumptions in determining the benefit obligations for these plans are the discount rate, which estimates the rate at which benefits could be effectively settled, and the expected long-term rate of return on plan assets, which reflects the average rate of earnings expected on the funds invested over the life of the plans. In addition, the healthcare cost trend rate has a significant effect on the reported amounts for the accumulated post retirement benefit obligation and related expense. Note 12(d) to our consolidated financial statements describes the impact of a one-percentage point change in the health care cost trend rates; however, there can be no certainty that a change would be limited to only one percentage point.

     The pension and postretirement liability and future pension and postretirement expense both increase as the discount rate is reduced. We determined our discount rate assumption based on the current rates earned on long-term bonds that receive one of the two highest ratings given by a recognized rating agency. Lowering the discount rate by 1.0% (from 6.75% to 5.75%) would increase our pension liability and postretirement liability at December 31, 2002 by approximately $14 million and $12 million, respectively, and increase our estimated 2003 pension expense and postretirement benefit expense by approximately $3 million and $2 million, respectively. During 2001 and 2002, we lowered our assumed discount rate for pension and postretirement benefits by 0.25% and 0.50%, respectively, to reflect current interest rate conditions.



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     Pension expense increases as the expected long-term rate of return on plan assets decreases. We developed our expected long-term rate of return on plan assets assumption by evaluating input from our retirement plan investment advisors, review of asset class return expectations of a survey of Fortune 500 companies, as well as long-term inflation assumptions. Lowering our assumption of the expected long-term rate of return on our plan assets by 1.0% (from 8.5% to 7.5%) would increase our estimated 2003 pension expense by approximately $0.3 million. During 2001 and 2002, we lowered our expected long-term rate of return assumption by 0.50% and 1.0%, respectively, to reflect the impact of recent trends and our long-term view.

     A difference in the assumed rates and the actual rates, which will not be known for decades, can be significant in relation to the obligation and the annual expense recorded for these plans.



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